UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Cantel Medical Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 3, 2018

The Annual Meeting of Stockholders of Cantel Medical Corp. will be held on Wednesday, January 3, 2018 at 9:30 a.m., Eastern Standard Time, at Loews Regency New York Hotel, 540 Park Avenue, New York, New York. We are holding the Annual Meeting to:

1.	Elect as directors the ten (10) nominees named in the attached Proxy Statement (Proposal 1);

2.	Conduct an advisory vote on the compensation of the Company’s Named Executive Officers (Proposal 2);

3.	Conduct an advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers (Proposal 3);

4.	Consider and approve an amendment to the Company’s By-Laws to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions (Proposal 4);

5.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018 (Proposal 5); and

6.	Transact such other business as may properly be brought before the meeting.
The record date for the Annual Meeting is November 13, 2017. Only our stockholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of our Annual Report to Stockholders for the fiscal year ended July 31, 2017 is being mailed with this Proxy Statement.
You are invited to attend the Annual Meeting. Your vote is very important. Whether or not you plan to attend the meeting, we hope that you will read the proxy statement and vote your proxy by telephone, via the Internet or by requesting a printed copy of the proxy materials and completing, signing, and returning the proxy card enclosed therein in order that your vote can be recorded.
By the order of the Board of Directors

Eric W. Nodiff
Corporate Secretary
Little Falls, New Jersey
November 28, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to Be Held on January 3, 2018.

This Proxy Statement and the Company's Annual Report are all available free of charge at www.proxyvote.com.

Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424
________________________
PROXY STATEMENT
_______________________________________________________________________________________________________________________

Cantel Medical Corp. (we, Cantel or the Company) are providing these proxy materials in connection with the solicitation by our Board of Directors (the Board) of proxies to be voted at our 2017 Annual Meeting of Stockholders to be held on Wednesday, January 3, 2018 beginning at 9:30 a.m. Eastern Standard Time at Loews Regency New York Hotel, 540 Park Avenue, New York, New York and at any adjournments thereof. This Proxy Statement is being sent to stockholders on or about November 30, 2017. You should review this information together with our 2017 Annual Report to Stockholders, which accompanies this Proxy Statement.

Information about the Annual Meeting

Q: Why did you send me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at our 2017 Annual Meeting of Stockholders (the meeting) to be held on Wednesday, January 3, 2018, or any adjournments of the meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q: Who can vote at the meeting?

A: Only stockholders of record as of the close of business on November 13, 2017 are entitled to vote at the meeting. On that date, there were 41,805,837 shares of our common stock (each, a share) outstanding and entitled to vote.

Q: How many shares must be present to conduct the meeting?

A: We must have a “quorum” present in person or by proxy to hold the meeting. A quorum is a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the meeting?

A: Five proposals are scheduled for a vote:

•	Election as directors of the ten nominees named in this Proxy Statement, to serve until the first Annual Meeting of Stockholders following the fiscal year ending July 31, 2018 (fiscal year 2018);

•	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers;

•	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers;

•	Approval of an amendment to the Company’s By-Laws to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions; and

•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.

As of the date of this Proxy Statement, these five proposals are the only matters that our Board intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers;

•	FOR (on an advisory basis) future advisory votes on the compensation of the Company’s Named Executive Officers to be held every 1 year;

•	FOR the proposal to approve an amendment to the Company’s By-Laws to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions; and

•	FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.

Q: How do I vote before the meeting?

A: You may vote your shares by mail by filling in, signing and returning the enclosed proxy card. For your convenience, you may also vote your shares by telephone and Internet by following the instructions on the enclosed proxy card. If you vote by telephone or via the Internet, you do not need to return your proxy card.

With respect to the election of directors, you may vote “FOR” or “AGAINST” or abstain from voting with respect to each nominee. For the advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers, you may vote for every “3 Years”, “2 Years”, “1 Year” or abstain from voting. For the approval of all other matters, you may vote “FOR” or “AGAINST” or abstain from voting.

Q: May I vote at the meeting?

A: Yes, you may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting in person. For information on how to obtain directions to the meeting, please contact us at (973) 890-7220.

Q: How do I vote if my broker holds my shares in “street name”?

A: If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote shares held beneficially in street name, please refer to the voting instruction card provided by your broker.

Q: What should I do if I receive more than one set of proxy materials?

A: You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q: How many votes do I have?

A: Each share that you own as of the close of business on November 13, 2017 entitles you to one vote on each matter voted upon at the meeting. As of the close of business on November 13, 2017, there were 41,805,837 shares outstanding.

Q: May I change my vote?

A: Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. You may change your vote prior to the meeting by executing a valid proxy bearing a later date and delivering it to us prior to the meeting at Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Secretary. You may withdraw your vote at the meeting and vote in person by giving written notice to our Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Secretary at the above address.

Q: How are my shares voted if I submit a proxy but do not specify how I want to vote?

A: If you submit a properly executed proxy card, the persons named in the proxy card (or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers;

•	FOR the proposal to approve (on an advisory basis) future advisory votes on the compensation of the Company’s Named Executive Officers to be held every 1 year;

•	FOR the proposal to approve an amendment to the Company’s By-Laws to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions; and

•	FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.

Q: What is a broker non-vote?

A: If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE). If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the proposal to ratify the selection of Deloitte & Touche LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory votes on executive compensation and frequency of future advisory votes on executive compensation or the approval of an amendment to the Company’s By-Laws without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

Q: What vote is required to elect directors?

A: Under our By-laws and our Corporate Governance Guidelines, nominees for director must be elected by a majority of the votes cast in uncontested elections, such as the election of directors at the meeting. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee and therefore have no impact on the outcome of director elections. Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. Our Board’s Nominating and Governance Committee (Nominating Committee) would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to publicly disclose its decision. In a contested election, the required vote would be a plurality of votes cast.

Q: What happens in an uncontested election if an incumbent director does not receive enough votes to be elected?

A: Pursuant to our Corporate Governance Guidelines, each director who fails to receive the required number of votes cast for his or her re-election is required to tender his or her resignation to the Board. Such resignation is subject to acceptance by the Board. In order to ensure that the Company always has a fully functioning Board, if an incumbent director fails to receive the required number of votes cast, he or she continues as a director. The Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation to the Board for prompt consideration. The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will make its decision public as soon as practicable following the meeting.

Q: What vote is required to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers?

A: This matter is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. Since it is an advisory vote, the provisions of our By-laws regarding the vote required to “approve” a proposal are not applicable to this matter. In order to be approved on an advisory basis, this proposal must receive the “FOR” vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote on the matter. Abstentions will not be counted as votes cast and, therefore, have no effect on the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.
Q: What vote is required to approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers?

A: This matter is being submitted to enable stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years or every three years. Since it is an advisory vote, the provisions of our By-Laws regarding the vote required to “approve” a proposal are not applicable to this matter. Abstentions and broker non-votes will not be counted as expressing any preference. If none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative selected by our stockholders.

Q: What vote is required to approve an amendment to the Company’s By-Laws to designate the Delaware Court of Chancery as the exclusive forum for certain legal actions?
A: For approval of this proposal, the proposal must receive the “FOR” vote of a majority of all the issued and outstanding shares of common stock of the Company entitled to vote. Abstentions and broker non-votes will have the same effect as a vote against the proposal since the vote required to approve the amendment is based upon a proportion of all issued and outstanding shares, not simply a proportion of the votes cast.
Q: What vote is required to ratify the selection of Deloitte & Touche LLP as Cantel’s independent registered public accounting firm for fiscal year 2018?
A: For approval of this proposal, the proposal must receive the "FOR" vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote on the matter. Because this proposal is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal, there will be no broker non-votes with respect to this proposal. Abstentions will not be counted as votes cast and, therefore, have no effect on the proposal.

Q: Who will count the votes?

A: Votes will be counted by an independent inspector of election appointed by the Company.

Q: Who pays for the solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Q: How can I find out the results of the voting at the meeting?

A: We will announce preliminary results at the meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (SEC) on a Current Report on Form 8-K within four business days after the meeting.

Q: What is “householding” and how does it work?

A: The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Secretary, or by calling us at (973) 890-7220. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the notices of stockholder meetings and related proxy statements to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the notices of stockholder meetings and proxy statements, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address, who are currently receiving multiple copies of the notice of stockholders meetings and proxy statements and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Director and Officer Owners

The table below shows the number of shares of our common stock beneficially owned as of the close of business on November 13, 2017 by each of our current directors and nominees for director, and each Named Executive Officer listed in the 2017 Summary Compensation Table below, as well as the number of shares beneficially owned by all of our directors and current executive officers as a group. The table and footnotes also include information about stock options held by directors and executive officers under the Company’s 2006 Equity Incentive Plan (2006 Plan) and 2016 Equity Incentive Plan (2016 Equity Plan).

Beneficial Owners	Number of Shares(1)	Options Currently Exercisable or Exercisable Within 60 Days	Total Beneficial Ownership(2)	Percent of Class
Alan R. Batkin	71,225	—	71,225	*
Ann E. Berman	5,424	—	5,424	*
Peter G. Clifford	16,226	—	16,226	*
Lawrence Conway	2,663	—	2,663	*
Charles M. Diker(3)	4,270,086	65,000	4,335,086	10.4%
Mark N. Diker(4)	476,801	—	476,801	1.1%
Anthony B. Evnin	6,272	—	6,272	*
Laura L. Forese	4,210	—	4,210	*
George L. Fotiades	100,066	—	100,066	*
Jorgen B. Hansen	40,161	—	40,161	*
Ronnie Myers	2,258	—	2,258	*
Eric W. Nodiff(5)	39,796	—	39,796	*
Peter J. Pronovost	19,610	—	19,610	*
Seth M. Yellin	21,976	—	21,976	*
All Directors, Nominees for Director, and Executive Officers as a group (15 persons)(6)	5,033,380	65,000	5,098,380	12.3%
_____________________________________

*	Represents beneficial ownership of less than one percent (1%).

(1)
Includes unvested restricted stock awards (RSAs) for which the named person has voting rights. Excludes unvested restricted stock units (RSUs) for which the named person does not having voting or disposition rights.

(2)
Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 13, 2017 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from November 13, 2017 have been exercised.

(3)
Includes an aggregate of 1,183,130 shares for which Mr. Diker may be deemed to be the beneficial owner comprised of (i) 453,538 shares owned by Mr. Diker’s wife, (ii) 108,271 shares owned by trusts for the benefit of Mr. Diker’s children, (iii) 85,454 shares held in accounts for Mr. Diker’s grandchildren over which he exercises investment discretion (including 47,204 shares disclosed in the chart above as beneficially owned by Mark N. Diker), (iv) 29,430 shares held by the DicoGroup, Inc., a corporation of which Mr. Diker serves as Chairman of the Board, (v) 216,621 shares owned by a non-profit corporation of which Mr. Diker and his wife are the principal officers and directors, and (vi) 289,816 shares held in certain other trading accounts over which Mr. Diker exercises investment discretion.

(4)	Includes an aggregate of 47,204 shares owned by a trust for the benefit of his children for which Mr. Diker may be deemed to be the beneficial owner.

(5)	Includes an aggregate of 2,906 shares owned by his wife for which Mr. Nodiff may be deemed to be the beneficial owner.

(6)
Includes those shares set forth in footnotes (3), (4) and (5) above (but without double counting the 47,204 shares beneficially owned by both Charles M. Diker and Mark N. Diker disclosed in footnotes (3) and (4) above).

Beneficial Owners

Based on filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), as of November 13, 2017, the only persons known by us to be the beneficial owner of more than 5% of our common stock was as follows:

Name	Address	Number of Shares	Percent of Class
BlackRock, Inc.	55 East 52nd Street New York, NY 10055	4,610,150(1)	11.0%
Brown Capital Management, LLC	1201 N. Calvert Street Baltimore, MD 21202	4,263,602(2)	10.2%
Charles M. Diker	150 Clove Road Little Falls, NJ 07424	4,335,086(3)	10.4%
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	2,934,629(4)	7.0%
________________________

(1)	This information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 12, 2017.

(2)	This information is based solely on a Schedule 13G/A filed by Brown Capital Management, LLC with the SEC on February 9, 2017.

(3)	See Footnotes 2 and 3 under table of Director and Officer Owners above.

(4)	This information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance
Federal securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the SEC. Based on a review of our records and other information, we believe that during the fiscal year ended July 31, 2017 (fiscal year 2017), our executive officers and directors and all persons holding more than 10% of our common stock timely filed all such Section 16(a) reports except as described herein. On June 9, 2017, Brian Capone was appointed Chief Accounting Officer of the Company and the Form 3 that was required to be filed by June 19, 2017, ten days following the appointment, was filed on June 20, 2017. On September 30, 2016, Ann E. Berman sold 1,453 shares of common stock in an open market transaction and was required to file a Form 4 to report such disposition by October 4, 2016, two business days following the sale. The Form 4 was filed on October 5, 2016.

PROPOSAL 1

ELECTION OF DIRECTORS

Our entire Board is elected each year at the Annual Meeting of Stockholders. The Board is currently comprised of ten members. All of the nominees listed below are incumbent directors. The nomination of each nominee to serve for a one-year term was recommended by our Nominating Committee and approved by the Board. The ten nominees include seven independent directors as defined in the NYSE rules and regulations.

A majority of the votes cast is required for the election of directors in an uncontested election (which is the case for the election of directors at the meeting). A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Our Corporate Governance Guidelines contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast. Each nominee elected as a director will continue in office until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or retirement. Each person nominated has agreed to serve if elected.

The persons named as proxies intend to vote the proxies “FOR” the election of each of the nominees unless you indicate on the proxy card that your vote should be against or abstain from voting with respect to any of the nominees. If for some reason any director nominee is unable to serve, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise on the proxy card, the proxies will be voted in favor of the remaining nominees.

The following persons have been nominated as directors:

Name and Principal
Occupation or Position

Alan R. Batkin

Chairman and Chief Executive Officer (CEO) of Converse Associates, Inc., a strategic advisory firm, since January 2013. From February 2007 until December 2012, Mr. Batkin served as Vice Chairman of Eton Park Capital Management, L.P., an investment firm. For more than five years prior thereto, Mr. Batkin served as Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. He is also a director of Omnicom Group, Inc. (NYSE), a global marketing and corporate communications company, and Pattern Energy Group, Inc. (NASDAQ), an independent power company. We believe that Mr. Batkin’s specific banking, consulting and directorial experience described above qualifies him for service on the Board.

Age 73	Has Been a Director Since 2004

Name and Principal
Occupation or Position

Ann E. Berman

From October 1994 through June 2009, Ms. Berman served in various financial capacities at Harvard University, most recently (commencing April 2006) as senior advisor to the president of Harvard University and prior thereto as Vice President of Finance and Chief Financial Officer (CFO). Ms. Berman is a certified public accountant (CPA), and is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include a commercial property-casualty insurer; an offshore drilling company; a natural gas transportation and storage company; and a luxury lodging company; and Eaton Vance Corporation, an investment manager. We believe that Ms. Berman’s accounting and financial management expertise and service as an audit committee member and chair of other public companies qualify her for service on the Board.

	Age 65	Has Been a Director Since 2011
Charles M. Diker

Chairman of the Board since 1986 and a member of the Office of the Chairman since April 2008. Mr. Diker was responsible for the Company’s transitioning into infection prevention. He has also served as Chairman and co-founder of Diker Management LLC, a registered investment advisor, for over ten years. He is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include a commercial property-casualty insurer; an offshore drilling company; a natural gas transportation and storage company; and a luxury lodging company. We believe that Mr. Diker’s thirty-two years of service as Chairman and a director of Cantel, knowledge of the Company’s business and his strong strategic vision for the Company qualify him to serve on the Board.

	82	1985
Mark N. Diker CEO and co-founder of Diker Management LLC, a registered investment adviser, for more than the past five years. We believe that Mr. Diker’s experience in investment-related matters and ability to assist in the analysis of acquisition targets qualify him to serve on the Board.	51	2007
Anthony B. Evnin

Partner, Venrock, a venture capital firm, since 1975. Mr. Evnin currently serves on the Board of Directors of Juno Therapeutics, Inc. (NASDAQ), AVEO Pharmaceuticals, Inc. (NASDAQ), and Infinity Pharmaceuticals, Inc. (NASDAQ) as well as on the Board of two private companies. He was formerly a Director of over 35 companies, both public and private, in the life sciences area. He is a Member of the Boards of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Trustee of The Jackson Laboratory, a Director of the New York Genome Center, a Member of the Board of Directors of the Albert and Mary Lasker Foundation, a Trustee Emeritus of Princeton University, and a Trustee Emeritus of The Rockefeller University. We believe that Mr. Evnin’s long time experience in the healthcare and life sciences area qualifies him to serve on the Board.

	76	2017

Name and Principal
Occupation or Position

Laura L. Forese

Executive Vice President and Chief Operating Officer (COO) of NewYork-Presbyterian, a comprehensive academic health care delivery system in collaboration with two renowned medical schools, Weill Cornell Medicine and Columbia University College of Physicians & Surgeons. NewYork-Presbyterian includes academic medical centers, regional hospitals, employed and affiliated physician practices and ambulatory and post-acute facilities. Dr. Forese is responsible for all enterprise operations as well as strategy and execution of acquisitions and partnerships. She is also chairwoman of the board of directors of NIH Clinical Center, the nation’s premier hospital devoted to clinical research. Dr. Forese was President of NYP Healthcare System (now subsumed into NewYork-Presbyterian) from 2013 to 2015 and Group SVP and COO NYP/Weill Cornell from 2011 to 2015. We believe that Dr. Forese’s experience as a hospital executive, faculty member and practicing physician in one of the largest health care enterprises in the United States qualifies her to serve on the Board.
Age 56	Has Been a Director Since 2015
George L. Fotiades

Operating Partner at Five Arrows Capital Partners (Rothschild Merchant Banking), since April 2017. From April 2007 through April 2017, Mr. Fotiades was a Partner, Healthcare investments at Diamond Castle Holdings, LLC, a private equity firm. For more than five years prior thereto, he served as President and COO of Cardinal Health, Inc., a leading provider of healthcare products and services. Mr. Fotiades is also a director of Prologis, Inc. (NYSE), a leading owner, operator and developer of industrial real estate, and AptarGroup Inc. (NYSE), a leader in the global dispensing systems industry. He has served as Vice Chairman of the Board of Cantel and a non-executive member of the Office of the Chairman since April 2008. We believe that Mr. Fotiades’ extensive experience in executive management of global operations, strategic planning, and sales and marketing, particularly in the healthcare industry, qualifies him to serve on the Board.

64	2008
Jorgen B. Hansen

CEO and member of the Office of the Chairman of the Company since August 2016. Mr. Hansen has also served as President of the Company since November 2014. Prior thereto, from November 2012 to July 2016, he served as COO of the Company, and from November 2012 to November 2014, he served as Executive Vice President of the Company. He also served as President and CEO of Medivators Inc., a subsidiary of the Company from November 2012 to July 2015. Prior to joining the Company, Mr. Hansen had global leadership positions with increasing responsibility within the healthcare and medical devices industry for over fifteen years. Most recently, he was Senior Vice President, Global Marketing, Business Development, Science and Innovation for ConvaTec Corp. We believe that Mr. Hansen’s detailed knowledge of the Company’s business and operations, his current service as President and CEO of the Company, his past service as COO of the Company and CEO of Medivators Inc., and his experience in international healthcare-related markets qualify him to serve on the Board.
50	2016

Name and Principal
Occupation or Position

Ronnie Myers

Dean of the Touro College of Dental Medicine at New York Medical College since July 2017, previously having served as Senior Associate Dean for Academic and Administrative Affairs since June 2016. From January 2011 to June 2012 and then again from August 2013 to May 2016, Dr. Myers served as Vice Dean for Administration of Columbia University College of Dental Medicine. He served as Interim Dean of Columbia University College of Dental Medicine from July 2012 to July 2013. Dr. Myers maintained a private practice in general dentistry for 36 years and currently delivers lectures on the topic of infection prevention in the field of dentistry. We believe that Dr. Myers’ experience in dentistry and infection prevention, coupled with his practical experience, qualify him to serve on the Board.

Age 65	Has Been a Director Since 2016
Peter J. Pronovost

Professor of anesthesiology and critical care medicine, surgery, nursing, health policy and management, engineering, and business at the Johns Hopkins University School of Medicine. He is a practicing critical care physician who is dedicated to finding ways to make hospitals and healthcare safer for patients. In June 2011, he was named director of the new Armstrong Institute for Patient Safety and Quality at Johns Hopkins, as well as Johns Hopkins Medicine’s senior vice president for patient safety and quality.  Dr. Pronovost is also a member of the Institute of Medicine-National Academy of Science.  In 2008 he was named one of Time magazine’s 100 most influential people in the world for his work in improving healthcare safety.   He is a lecturer and author in the fields of patient safety and healthcare management.   Additionally, Dr. Pronovost is a researcher centered on improving the quality of care. Previously, from January 2010 to June 2015, Dr. Pronovost served as a director of the Company.  We believe that Dr. Pronovost’s position as a world renowned leader of patient safety and quality qualifies him to serve on the Board.
52	2017
The Board recommends that you vote “FOR” the election of each of the ten nominees.

CORPORATE GOVERNANCE

We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct and Ethics; Executive Compensation Clawback Policy

All of our directors and employees, including our CEO, CFO, all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct and Ethics. You can access our Code of Business Conduct and Ethics by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com. The Code of Business Conduct and Ethics is also available without charge in print to any requesting stockholder. We post amendments to, and waivers of, our Code of Business Conduct and Ethics, as applicable, on our website.

We have an Executive Compensation Clawback Policy under which a designated officer of the Company, if found to have engaged in misconduct causing a restatement of financial statements, could have a portion of his or her compensation recovered by the Company to the extent of the benefit received by such officer based on the financial statements that were restated. You can access our Executive Compensation Clawback Policy by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.

Corporate Governance Guidelines

Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating Committee and the Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. You can access our Corporate Governance Guidelines by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com. The Corporate Governance Guidelines are also available without charge in print to any requesting stockholder.

Certain Relationships and Related Person Transactions

Our Corporate Governance Guidelines address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, any related person transaction that would require disclosure by us under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, including those with respect to a director, a nominee for director or an executive officer, must be reviewed and approved or ratified by the Nominating Committee, excluding any director(s) interested in such transaction. Any such related person transactions will only be approved or ratified if the Nominating Committee determines that such transaction will not impair the involved person(s)’ service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

Mark N. Diker, our Chairman’s son, has served as a director of Cantel since October 18, 2007. Because of such family relationship, he is not treated as an independent director. During fiscal year 2017, Mr. Mark Diker’s total compensation was approximately $45,000 and he was awarded 875 RSAs under the 2016 Equity Plan in connection with his directorship at Cantel.

Other than compensation paid to our executive officers and directors and disclosed in this Proxy Statement or otherwise approved by our Compensation Committee or Board, we did not engage in any related person transactions in fiscal year 2017.
BOARD MATTERS; COMMITTEES
Board Meetings and Attendance of Directors
The Board held five meetings, four regular meetings and one special meeting, during fiscal year 2017. During fiscal year 2017, each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he or she served. Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. Eight of nine individuals then serving as members of the Board attended our last Annual Meeting of Stockholders.
Director Independence
In determining independence pursuant to NYSE standards, each year the Board affirmatively determines whether directors have a direct or indirect material relationship with the Company that may interfere with their ability to exercise their independence from the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board has affirmatively determined that the following seven directors have no material relationship with us and are independent within the meaning of Rule 10A-3 of the Exchange Act and within the NYSE definition of "independence": Alan R. Batkin, Ann E. Berman, Anthony B. Evnin, Laura L. Forese, George L. Fotiades, Ronnie Myers and Peter J. Pronovost. Our Board has also concluded that none of these directors possessed the objective relationships set forth in the NYSE listing standards that prevent independence. None of our independent directors has any relationship with the Company other than his or her service as a director and on committees of the Board. Independent directors receive no compensation from us for service on the Board or the Committees other than directors’ fees and equity grants under our 2016 Equity Plan.
Executive Sessions; Presiding Director
As required by the NYSE listing standards, our non-management directors meet in executive sessions at which only non-management directors are present. Such meetings are held following every regular meeting of the board of directors. Meetings of non-management directors are generally followed by meetings of the independent directors. Mr. Batkin serves as the presiding independent director (Presiding Director) and is the chairperson for all non-management and independent director meetings. He has been selected by our non-management directors to serve in such position each year since December 2004. In addition, Mr. Fotiades, in his capacity as Vice Chairman of the Board, performs certain responsibilities sometimes attributable to a presiding or lead director, particularly with respect to helping build and maintain a productive relationship between the Chairman and the CEO as well as the Board and the CEO.
Communications with Directors; Hotline

You may contact the entire Board, any Committee, the Presiding Director or any other non-management directors as a group or any individual director by visiting www.cantelmedical.alertline.com, or by calling our toll-free Hotline at 1-800-826-6762 (for calls originated within the United States or Canada). For calls originated outside the United States and Canada, the toll-free Hotline number is 1-800-714-4152; please visit our website identified below or the AT&T website http://www.business.att.com/bt/access.jsp for international access codes required for calls originated outside the United States and Canada. An outside vendor collects all reports or complaints and delivers them to our General Counsel and Chief Compliance Officer, who, in appropriate cases, forwards them to the Audit Committee and/or the appropriate director or group of directors or member of management. You are also welcome to communicate directly with the Board at the meeting. Additional information regarding the Hotline can be found by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.
Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. All members of the Audit Committee, the Compensation Committee, and the Nominating Committee are independent directors within the definition in the NYSE listing standards and Rule 10A-3 of the Exchange Act. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us. The Board-approved charters of each of the Committees can be found by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com or (free of charge) by sending a written request to Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Secretary.
Audit Committee. The Audit Committee is composed of Ms. Berman (Chair) and Messrs. Batkin and Fotiades. All of the Audit Committee members are financially literate, and at least one member has accounting and financial management expertise. The Board has determined that Ms. Berman qualifies as an “audit committee financial expert” for purposes of the federal securities laws. Ms. Berman developed such qualifications through her skills as a CPA and her service as a Vice President of Finance and CFO of Harvard University.
The Audit Committee performs the following functions: (1) assisting the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of our internal audit function and independent registered public accounting firm and (2) preparing a report in accordance with the rules of the SEC to be included in our annual proxy statement.
The Audit Committee held eight meetings during fiscal year 2017, of which four were meetings held prior to the filing of our Quarterly Reports on Form 10-Q or Annual Report on Form 10-K for the primary purpose of reviewing such reports and the quarterly financial closing process.
Compensation Committee. The Compensation Committee is composed of Mr. Batkin (Chair) and Drs. Myers and Forese. If Dr. Pronovost is elected at the meeting he will be appointed to the Compensation Committee in place of Dr. Myers. The Compensation Committee performs the following functions: (1) discharging the Board's responsibilities relating to compensation of our executive officers; (2) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations; and (3) administering our equity incentive plans in accordance with the terms of such plans. The Compensation Committee held four meetings during fiscal year 2017. In discharging its responsibilities, the Compensation Committee, among other things, evaluates the CEO’s performance and determines and approves the CEO’s compensation level based on such evaluation. The Compensation Committee also determines and approves the compensation of other executive officers. The CEO makes recommendations to the Compensation Committee regarding the amount and form of his compensation and the compensation of our other executive officers.
As described further in “Compensation Discussion and Analysis” below, the Compensation Committee retained Frederic W. Cook & Co. (FW Cook), an independent compensation consultant to provide advice with respect to executive compensation for fiscal years 2017 and 2018. FW Cook’s primary responsibility was to review our existing annual and long-term incentive plan designs and provide advice to the Compensation Committee on refinements and modifications to the plans in preparation for fiscal year 2017.
Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee during fiscal year 2017 is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During fiscal year 2017, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.

Nominating Committee. The Nominating Committee is composed of Mr. Fotiades (Chairman), and Drs. Forese and Myers. The Nominating Committee performs the following functions: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (2) developing and recommending to the Board the Corporate Governance Guidelines; (3) overseeing evaluation of the Board and management and (4) reviewing and assessing the compensation paid to members of the Board and its committees. The Nominating Committee held three meetings during fiscal year 2017.
Board Leadership Structure
The CEO and Chairman roles at Cantel are separated between Jorgen B. Hansen (who assumed the CEO role on August 1, 2016) and Charles M. Diker, respectively, in recognition of their differing responsibilities. The CEO is responsible for leading the organization’s day-to-day performance, executing the Company’s strategies and ensuring the success of our acquisition program. The Chairman is responsible for advising the CEO, collaborating on acquisitions, and presiding over meetings of the Board. In addition, the Chairman and the CEO have principal responsibility for setting the strategic direction of the Company. Although we do not have a formal policy regarding whether the offices of Chairman and CEO should be separate, our Board believes that the existing leadership structure, with the separation of the Chairman of the Board and CEO roles, enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management. In addition, the Board believes that having a separate Chairman creates an environment that is more conducive to the objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders.
Board Role in Risk Oversight
The Board, through its Audit Committee, is responsible for oversight of the Company’s management of enterprise risks. Cantel’s senior management is responsible for the Company’s risk management process and the day-to-day supervision and mitigation of enterprise risks. Management of the Company advises the Audit Committee and Board on areas of material Company risk, including strategic, operational, financial, legal and regulatory risks. We do not believe our Board’s oversight of risk influences our leadership structure, though we believe our leadership structure helps mitigate risk by separating oversight of our day-to-day business from the oversight of our Board.
Selection of Nominees for Election to the Board
The Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our purposes. Any interested person may recommend a nominee by submitting the nomination, together with appropriate biographical information, to the Nominating Committee, c/o Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Secretary. All recommended candidates will be considered using the criteria set forth in our Corporate Governance Guidelines.
The Nominating Committee will consider, among other things, the following factors to evaluate recommended nominees: the Board's current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and company policies or procedures. Although the Board considers diversity as a factor to be considered in identifying and evaluating nominees, it does not have any formal policy with respect to diversity. The Nominating Committee will also consider the general qualifications of potential nominees, including, but not limited to personal integrity; concern for Cantel’s success and welfare; experience at strategy/policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting Cantel; an ability to work effectively with others; sufficient time to devote to the Company; and freedom from conflicts of interests.

EXECUTIVE OFFICERS OF CANTEL

Name	Age	Position
Charles M. Diker	82	Chairman of the Board and member of Office of the Chairman
Jorgen B. Hansen	50	President, CEO and member of Office of the Chairman
Peter G. Clifford	47	Executive Vice President, CFO and member of Office of the Chairman
Eric W. Nodiff	60	Executive Vice President, General Counsel, Secretary and member of Office of the Chairman
Seth M. Yellin	43	Executive Vice President, Strategy and Corporate Development and member of Office of the Chairman
Dottie Donnelly-Brienza	56	Senior Vice President and Chief Human Resources Officer
Lawrence Conway	54	Senior Vice President - Business Systems and Procurement

Set forth below is certain biographical information concerning our current executive officers who are not also directors:

Mr. Clifford has served as Executive Vice President and CFO of the Company since March 2015. Prior to joining the Company, Mr. Clifford served in various financial positions with increasing responsibility for over twenty years. For more than five years prior to joining the Company, he was Group Vice President of Operations Finance and Information Technology for IDEX Corporation.

Mr. Nodiff has served as Executive Vice President and General Counsel since November 2014. Prior thereto, from January 2005 through November 2014, he served as Senior Vice President and General Counsel. He has also served as Secretary since January 2009.

Mr. Yellin has served as Executive Vice President, Strategy and Corporate Development of the Company since September 2016. Prior thereto, from March 2013 to September 2016, he served as Senior Vice President – Corporate Development, and from April 2012 through March 2013, he served as Vice President – Corporate Development. From January 2011 through January 2012, Mr. Yellin was an analyst in the Medical Devices & Life Science Tools segment of Citadel Asset Management.

Ms. Donnelly-Brienza has served as Senior Vice President and Chief Human Resources Officer of the Company since January 2017.  Prior to joining the Company, she served as the Head of Organizational Performance at Bristol-Myers Squibb from October 2014 until January 2017. From April 2012 to October 2014, Ms. Donnelly-Brienza served in various positions at Merck including Head of Global Talent Management and Chief Diversity Officer. Earlier in her career, Ms. Donnelly-Brienza had almost 20 years at Johnson and Johnson in a variety of executive roles including Worldwide Vice President Human Resources at Ethicon, Inc.

Mr. Conway was appointed Senior Vice President - Business Systems and Procurement of the Company in November 2017, having served as Vice President - Business Systems and Procurement since September 2013 and as an independent consultant of the Company since May 2013. For more than 10 years prior to joining, Mr. Conway served in various management positions at Convatec, most recently as Vice President and General Manager Ostomy Care.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and program, the compensation decisions made under this program and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our “Named Executive Officers” (NEOs) for fiscal year 2017, who were:

•	Charles M. Diker - Chairman of the Board

•	Jorgen B. Hansen - President and CEO

•	Peter G. Clifford - Executive Vice President and CFO

•	Eric W. Nodiff - Executive Vice President, General Counsel and Secretary

•	Seth M. Yellin - Executive Vice President, Strategy and Corporate Development

All of the NEOs served as members of the Office of the Chairman through July 31, 2017.

➢	Fiscal Year 2017 Performance Highlights

Fiscal year 2017 was a very successful year for the Company as we significantly improved every key financial performance metric. We delivered record top and bottom line performance and improved cash flows, while investing strategically in the business and closing three acquisitions. Performance highlights included the following:

•	Net sales increased by 15.9% to a record $770.2 million from $664.8 million.

•	Net income under generally accepted accounting principles (GAAP) increased by 19.1% to $71.4 million from $60.0 million.

•	Diluted EPS increased by 18.9% to $1.71 from $1.44.

•	Non-GAAP diluted EPS increased by 18.7% to $2.08 from $1.75.

➢	How Pay Was Tied to the Company’s Performance in Fiscal Year 2017

Historically, our annual cash incentive awards have been the only form of executive compensation directly tied to performance. As discussed below, payments of cash incentive awards are tied to our non-GAAP EPS. Commencing with fiscal year 2017, we granted performance-based equity grants (in addition to strictly time-based equity grants). Our fiscal year 2017 results and compensation decisions illustrate that our pay-for-performance philosophy works as intended, with incentive-based cash bonuses and equity awards being driven by performance. In alignment with our pay-for-performance philosophy, the incentive payout for each of our NEOs was above target for both annual cash bonuses and sales-based performance equity awards due to the Company’s strong non-GAAP EPS and net sales for fiscal year 2017 compared to the targets established at the beginning of the fiscal year.

➢	Compensation Philosophy and Objectives

The approach to our compensation is designed to accomplish the following objectives:

●
Pay-for-Performance. To reward performance that drives the achievement of the Company’s short- and long-term goals and, ultimately, stockholder value. Our pay-for-performance orientation increased in fiscal year 2017.

●
Align Management and Stockholder Interests. To align the interests of our executive officers with our stockholders by using long-term, equity-based incentives, maintaining stock ownership and retention guidelines that encourage a culture of ownership, and rewarding executive officers for sustained and superior Company performance as measured by operating results and relative total stockholder return (TSR).

●	Attract, Retain, and Motivate Talented Executives. To compete and provide incentives for talented, high-performing executives.

●
Address Risk-Management Considerations. To motivate our executives to pursue objectives that create long-term stockholder value and discourage behavior that could lead to unnecessary or excessive risk-taking inconsistent with our strategic and financial objectives, by providing a certain amount of fixed pay and balancing our executives’ at-risk pay between short-term (one-year) and long-term (three-year) performance horizons, using a variety of financial and other performance metrics.

●
Support Financial Efficiency. To help ensure that payouts under our cash-based and equity-based incentive awards are appropriately supported by performance and to allow the Compensation Committee to design these awards in a way that is intended to be treated as performance-based compensation that is tax deductible by the Company under Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (the Code), as appropriate.

What the Company’s Compensation Program is Designed to Reward

The Company’s business plan emphasizes growth through the expansion of existing operations (i.e., organic growth), the addition of new businesses and products through acquisitions, and product development. This strategy is advanced by identifying and acquiring businesses; effectively integrating acquired operations, personnel, products and technologies into the organization; retaining and motivating key personnel throughout the Company; attracting and retaining customers; and encouraging new product development. In addition, the Company relies on its executives to sustain and efficiently manage current businesses while adapting and growing its business segments in response to the ever-changing competitive landscape, and, in general, to maximize stockholder value. The compensation program is designed to reward the NEOs for successfully managing these tasks, increasing earnings of the Company, and creating stockholder value.

The abilities and performance of the Company’s executives are critical to the Company’s long-term success, and the objectives of the compensation program are designed to complement each other by balancing the Company’s interest in achieving both its short-term and long-term goals. Base salary and incentive-based cash bonuses are paid to reward performance and the achievement of short-term objectives and equity awards are used to align the executives’ interests with the long-term success of the Company and to attract and retain executives.

Responsibilities in Setting Executive Compensation

The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is made up entirely of independent directors as defined by our Governance Guidelines and NYSE listing standards. It regularly reviews the design and implementation of our executive compensation program and reports on its discussions and actions to the Board. In particular, the Compensation Committee (i) oversees our executive compensation program, (ii) approves the performance goals for our NEOs, evaluates results against those targets each year, and determines and approves the compensation of our CEO and our other NEOs, as well as any other executive officers of the Company and division and regional presidents, and (iii) makes recommendations to the Board with respect to the structure of overall incentive and equity-based plans. The Compensation Committee makes its determinations regarding executive compensation after consulting with the Chairman and the CEO and, if retained, the Compensation Committee’s independent compensation consultant (as further described below). Its decisions are based on a variety of factors, including the Company’s performance, individual executives’ performance, and input and recommendations from the Chairman and the CEO. Individual performance is evaluated primarily based on the consolidated performance of the Company, and, in the case of division and regional presidents, on the business or operations for which the executive is responsible, the individual’s skill set relative to industry peers, overall experience and time in the position, the critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level, role relative to that of other executive officers, and, in the case of externally recruited NEOs, compensation earned with a prior employer. NEOs do not have a role in the determination of their own compensation, but the Chairman of the Board and the CEO do discuss their compensation with the Compensation Committee. Following the Compensation Committee’s determination of the Chairman’s annual equity award and other compensation, the Board is requested to consider and ratify such compensation. The Compensation Committee currently consists of Mr. Batkin (Chairman) and Drs. Forese and Myers.

Role of Compensation Data and Independent Consulting Firm

The Compensation Committee retained FW Cook as an independent compensation consultant to provide advice with respect to executive compensation for fiscal year 2017. With respect to the compensation of our CEO and other senior executives in fiscal year 2017, in order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies to their executive officers, FW Cook provided the Compensation Committee with a list of peer group companies to the Company that are public companies engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours, as well as compensation data of the peer group companies. While the consulting firm provided the peer group and such data, it did not otherwise provide advice to the Compensation Committee regarding compensation decisions. Prior to FW Cook providing the recommended peer group list and compensation data, the

Company had announced a succession plan under which the then-current CEO would be retiring and a new CEO (Mr. Hansen) would be appointed upon the commencement of fiscal year 2017, and the compensation of the new CEO had already been negotiated and finalized. As such, the Compensation Committee did not utilize any specific survey data or benchmarking with respect to fiscal year 2017 compensation of the CEO or any of the other NEOs, though it has in the past and may do so in the future. Instead, the Compensation Committee relied on its own analyses and processes described herein in setting fiscal year 2017 compensation for the NEOs.

The companies in the peer group consisted of: Analogic Corporation, CONMED Corporation, Globus Medical, Inc., Integer Holdings Corporation (f/k/a Greatbatch, Inc.), Haemonetics Corporation, HeartWare International, Inc., ICU Medical, Inc., Integra LifeSciences Corporation, Masimo Corporation, Merit Medical Systems Inc., Natus Medical Inc., NuVasive, Inc., NxStage Medical, Inc. and Wright Medical Group, Inc.

The Compensation Committee used the peer group data principally to obtain a general understanding of median base salary, bonus and severance levels paid to chief executive officers in the healthcare industry and to determine where compensation levels of the Company’s CEO and other executives fell relative to median compensation levels of comparable industry executives.  The data showed that the combined base salaries and short-term cash incentives were mixed relative to the medians in the comparative group. However, the Compensation Committee did not utilize the data for benchmarking to specific market percentiles or modify any salaries, incentives or benefits of the CEO based on the data in the survey.

FW Cook’s primary responsibility with respect to fiscal year 2017 was to review our existing annual and long-term incentive plan designs and provide advice to the Compensation Committee on refinements and modifications to the plans in preparation for fiscal year 2017, as well as advise the Compensation Committee generally on market trends in incentive plan design, risk and reward structure of executive compensation plans. For fiscal year 2018, FW Cook also assisted in the evaluation and implementation of changes to the Company’s long term incentive plans and programs thereunder, including a change in fiscal year 2018 from granting RSAs to RSUs.

The Compensation Committee has assessed the independence of FW Cook pursuant to the NYSE listing standards and SEC rules and is not aware of any conflict of interest that would prevent FW Cook from providing independent advice to the Committee concerning executive compensation matters.

Elements of the Compensation Program; Why the Compensation Committee Chose Each Element and How Each Relates to the Company’s Objectives

The two principal elements comprising executive compensation are cash and equity awards. The cash element is divided into base salary and annual cash incentives. The equity element historically consisted of RSAs (subject to a risk of forfeiture) and, to a limited extent, stock options, under the Company’s 2006 Plan or 2016 Equity Plan. These elements complemented each other and gave the Compensation Committee flexibility to create compensation packages that provided short and long-term incentives in line with the Company’s approach to compensation. Such approach was designed to provide the executive sufficient cash to be competitive with other employment opportunities, while at the same time providing the executive with an incentive to build stockholder value by aligning the executive’s interests with those of our stockholders.

Prior to the fiscal year ended July 31, 2016 (fiscal year 2016), cash awards and equity awards were granted each October following the end of the fiscal year based on targets established at the beginning of the fiscal year (as described below). However, the Compensation Committee decided that commencing with fiscal year 2017, equity awards would be granted at the beginning of the fiscal year and would include (for the first time) performance-based equity grants, as described below, in addition to strictly time-based equity grants. Therefore, the equity grants made to executives at the beginning of fiscal year 2017 (in October 2016) were attributable to fiscal year 2017. The equity grants were in the form of time-based and performance-based RSAs, described below. Commencing in fiscal year 2018, equity grants were in the form of time-based and performance-based RSUs.

Cash

Base salary is the primary fixed element of the Company’s compensation program and is used to attract and retain, as well as motivate and reward, executive officers. In determining the base salary of NEOs, the Compensation Committee considers the experience, skills, knowledge and responsibilities required of the executive officer in his role, specifically, the functional role of the position, the level of the individual's responsibility, the ability to replace the individual, and if applicable, the base salary of the individual at his prior employment.

Short-term incentive compensation is an opportunity for executives to receive cash bonuses based on the Company’s (or its divisions’) annual financial performance. The short-term incentive compensation is intended to reward performance for the most recently completed fiscal year when financial objectives are achieved and motivate and retain qualified individuals who have the opportunity to influence future results, advance business objectives, and enhance stockholder value. Likewise, this element of compensation is designed to provide a reduced award or no award when financial objectives are not achieved. Target amounts for the annual bonus opportunity are historically established within 75 days after the commencement of the fiscal year and are based on achievement of a financial metric, which in fiscal year 2017 was non-GAAP EPS. The exact annual metric and targets are determined and approved by the Compensation Committee each year. For fiscal year 2017, to ensure deductibility of executive compensation in excess of one million dollars under Section 162(m), the Compensation Committee approved a compensation program with established award targets and performance targets.

The Compensation Committee awarded Mr. C. Diker a discretionary cash bonus of $150,000 for fiscal year 2017 as a result of the Company achieving annual financial performance targets imposed on executives for fiscal year 2016. This award was ratified by unanimous vote of the independent members of the Board.

For fiscal year 2017, the Compensation Committee established a target level, as a percentage of base salary, for each member of senior management (exclusive of Mr. C. Diker) for purposes of determining cash bonuses. Mr. C. Diker is excluded because the Compensation Committee determines his annual bonus on a discretionary basis. Achievement of the target levels was based on attainment of the Company’s fiscal year 2017 targeted diluted non-GAAP EPS and, in the case of division and regional Presidents, budgeted operating income for the applicable division, subject to achieving a minimum gross margin requirement. Additional factors included in the process of determining senior management target levels, as well as discretionary additional bonuses, were business performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, individual performance, comparison with compensation of our other senior managers and recommendations of the CEO.

Equity

The primary purpose of equity grants is to contribute to the motivation of key employees in accomplishing the Company’s long-term strategic, operational and financial objectives as well as stockholder value goals. Equity awards (which may consist of RSAs, RSUs, stock options, stock appreciation rights or performance awards) are granted to NEOs under our 2016 Equity Plan in order to give them an ownership interest in the Company, thereby aligning their interests with those of the stockholders and providing a long-term incentive. RSAs consist of awards of the Company’s common stock subject to specified vesting restrictions or conditions including, among other things, continued employment with the Company. Stock options and stock appreciation rights (rights to receive a payment equal to the increase in fair market value of the Company’s common stock since the grant date thereof) are equity awards whose value depends on an increase in the Company’s common stock price. For more than the past five years, the Compensation Committee has awarded only RSAs and RSUs and no stock options to management, other than Mr. C. Diker who, prior to fiscal year 2016, received stock options. Grants of RSAs and RSUs have intrinsic value regardless of price appreciation, and may create a stronger alignment of interests between management and other stockholders. In addition, the Compensation Committee believes that due to their intrinsic value, RSAs and RSUs may have a stronger retentive effect on management than stock options.

During fiscal year 2017 (in October 2016), RSAs were granted to senior management under the Company’s 2016 Equity Plan. Half of the awards were time-based and half were performance-based RSAs, except that all of the equity awards to Mr. C. Diker were time-based RSAs. The awards to Mr. C. Diker were approved by the Compensation Committee and ratified by the Board. During fiscal year 2018 (in October 2017), the Compensation Committee decided that the composition of equity awards to Mr. C. Diker should be the same as senior management. As such, like senior management, Mr. C. Diker was granted half time-based awards and half performance-based RSUs.

The Compensation Committee has typically imposed time-based vesting conditions on stock options and RSAs because it believes that time-based vesting encourages recipients of awards to remain employed by the Company and continue to provide services to us, and also encourages recipients to build stockholder value over a long period of time. As with other issued shares of our common stock, recipients of RSAs (but not stock options) under our 2016 Equity Plan are entitled to receive dividends we pay on our common stock.
For fiscal year 2018, during which we awarded time-based and performance based RSUs for the first time, recipients of time-based RSUs will receive dividend equivalents in cash equal in amount to the cash dividends that would have been paid to the recipient had he or she owned one share for each yet-unpaid RSU as of such payment date. However, recipients of performance-based RSUs will not be paid dividend equivalents unless and until their units vest based on performance criteria.

Until such time, dividend equivalents will accrue and be subject to the same vesting and forfeiture restrictions and achievements of the performance goal as the RSUs to which they are attributable.
Risk in Our NEO Compensation Program

The Compensation Committee has evaluated the Company’s compensation programs to assess whether such programs would facilitate or encourage excessive risk-taking by employees and concluded that the mix and design of the short-term and long-term elements of executive compensation provides appropriate incentives to executives while mitigating excessive risk-taking. The provisions within our overall executive compensation program that mitigate against risk-taking include:

•	An appropriate balance between annual cash compensation and equity compensation that is earned over a period of three years;

•	Caps on the payouts under incentive plans, which protect against executives taking short-term actions to maximize bonuses that are not supportive of long-term objectives;

•	Including a minimum gross margin requirement on long-term compensation awards having sales targets, thereby discouraging revenue generation at the expense of profitability;

•
Clawback provisions applicable to current and former executives that enable the recapture of previously paid compensation under certain circumstances, which serve as a deterrent to inappropriate risk-taking activities; and

•
Stock ownership guidelines that require executive officers to accumulate minimum levels of equity ownership in the Company, which align executives’ short- and long-term interests with those of the Company’s stockholders.

In addition, we believe the base salary levels of our executives mitigate excessive risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics. The performance measures used for both short-term and long-term incentives are intended to be challenging yet attainable, so that it is more likely than not that the executives will earn all or a substantial portion of their target bonus annually and long-term incentives over time. The Compensation Committee believes that extraordinary performance warrants a higher payout on both short-term and long-term performance-based awards but with a cap of 200% of targeted cash bonus or equity compensation, as the case may be, which further mitigates the likelihood that our executives will take excessive risks.

For fiscal year 2017, we used non-GAAP EPS as the relevant metric for short-term incentive compensation. Long-term incentives for fiscal year 2017 consisted of time-based RSAs vesting over 3 years, performance-related RSAs based on achieving a budgeted fiscal year 2017 sales target (with a minimum gross margin requirement and a 2-year service-based vesting tail) and performance-related RSAs based on a 3-year relative TSR performance criterion. Therefore, executives always have a significant amount of value at stake through unvested awards that could decrease significantly in value if our business is not managed for the long term. The Compensation Committee further retains discretion to reduce or not pay awards under these plans due to a NEO’s misconduct or poor performance.

How the Compensation Committee Chose Amounts and Formulas for Each Element

Base Salary. Currently the Compensation Committee approves the base salaries of all NEOs; however, the base salary of Mr. Diker, who provides services to the Company on a part time basis, is also subject to approval by the Compensation Committee as well as the Board. Annual base salary increases of executives typically occur on February 1 of each year with additional increases occurring on a case-by-case base to recognize promotions, for market-based adjustments, and the like. The base salary history of NEOs during fiscal year 2017, as well as the current base salaries of the NEOs are as follows:

NEO	Starting FY2017 Base Salary 8/1/16	Base Salary 2/1/17	% Increase
Mr. Diker	$371,315	$382,454	3%
Mr. Hansen	$600,000	$600,000	0%
Mr. Clifford	$379,579	$390,967	3%
Mr. Nodiff	$381,100	$392,533	3%
Mr. Yellin	$351,230	$361,767	3%

All of the base salaries of NEOs were increased by 3% except for the salary of Mr. Hansen. Mr. Hansen’s compensation for fiscal year 2017 and fiscal year 2018 was negotiated and established in 2016 in connection with his promotion to CEO. Such compensation included a base salary of $600,000 commencing August 1, 2016 and an increase to $700,000 (17%) commencing August 1, 2017.

Cash Bonuses. During the first quarter of fiscal year 2017, the Compensation Committee chose non-GAAP diluted EPS as the performance metric for the target bonus payable to NEOs for such fiscal year, to maintain a focus on increasing stockholder value and driving superior financial performance. The Compensation Committee believes diluted EPS is a key metric in measuring the Company’s success and provides certainty and comparability since it is calculated in accordance with GAAP and audited each year. However, it also recognizes that non-GAAP diluted EPS (as derived from GAAP diluted EPS but calculated by the Company) is a meaningful metric in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. We define non-GAAP diluted EPS as diluted EPS adjusted to exclude amortization of purchased intangible assets, acquisition related items, business optimization and restructuring charges, certain significant and discrete tax matters, and other significant items management deems irregular or non-operating in nature. For purposes of determining fiscal year 2017 cash incentive awards, we calculated non-GAAP EPS by adjusting diluted GAAP EPS to exclude (i) amortization expense of purchased intangible assets, (ii) acquisition related items, (iii) costs associated with the retirement of our CEO and (iv) other business optimization and restructuring-related charges. Specifically, at the beginning of fiscal year 2017, the Compensation Committee established a non-GAAP diluted EPS performance target for fiscal year 2017 of $1.96. This represented a $0.21 increase (12%) over our non-GAAP diluted EPS of $1.75 for fiscal year 2016.

Regardless of the non-GAAP diluted EPS achieved, bonus payouts for fiscal year 2017 were subject to the Company achieving a net income target of $60,000,000, which target was exceeded. If this target had not been achieved, no bonuses would have been payable.

For fiscal year 2017 the target incentive awards, established as a percentage of base salary of the NEO at the time of the award (and as a fixed dollar amount in the case of Mr. Diker), were set by the Compensation Committee as follows:

NEO	Target Incentive Award
Mr. Diker	$150,000
Mr. Hansen	100%
Mr. Clifford	55%
Mr. Nodiff	55%
Mr. Yellin	55%

In fiscal year 2017, the Company’s actual diluted non-GAAP EPS of $2.08 exceeded by $0.12 the performance target of $1.96. Therefore, as described below, each NEO (other than Mr. Diker) received an amount in excess of his full target incentive award. The amount of Mr. Diker’s award was determined at the discretion of the Compensation Committee. The primary factor considered by the Compensation Committee in determining such amount was the amount by which our actual diluted non-GAAP EPS exceeded our performance target, sales and earnings growth, acquisition closings and other factors deemed relevant by the Compensation Committee.

Bonus payouts were based on the Company’s achievement of Non-GAAP EPS as follows:

Non-GAAP EPS Achieved	% of Bonus Target to be Awarded
< $1.86 (Threshold)	0% of Bonus Target
≥ $1.86 & < $1.96	50% to 99% of Bonus Target, ratably
= $1.96 (Target)	100% of Bonus Target
> $1.96 & < $2.16	100% to 199% of Bonus Target, ratably
≥ $2.16 (Maximum)	200% of Bonus Target

All bonuses are subject to final approval by the Compensation Committee, and may be adjusted from the table amounts in the discretion of the Compensation Committee so long as the final payout does not exceed the maximum opportunity made available by the achievement of the net income target.

Based on the above scale and the actual non-GAAP EPS of $2.08 achieved for fiscal year 2017, NEOs (other than Mr. Diker) were paid 160% of the Bonus Target as follows:

NEO	Target Bonus	Actual Bonus
Mr. Diker	NA	$150,000
Mr. Hansen	$700,000	$1,120,000
Mr. Clifford	$215,031	$344,051
Mr. Nodiff	$215,893	$345,429
Mr. Yellin	$198,972	$318,355

Equity Awards. For fiscal year 2017, the Compensation Committee terminated its practice of granting equity awards following, and based upon the financial performance of, the recently completed fiscal year. Rather, it decided that going forward, long-term equity awards would be granted at the beginning of the fiscal year with a portion of such awards to key executives being performance-related, certain of which would be based on defined metrics for the current fiscal year. With the advice of FW Cook, the Compensation Committee agreed that for fiscal year 2017 executive compensation (other than for Mr. Diker), 50% of the equity awards would consist of time-based RSAs vesting over 3 years, 25% of the equity awards would be performance-related RSAs based on achieving a budgeted fiscal year 2017 sales target (with a minimum gross margin requirement and a 2-year service-based vesting tail) and 25% of the equity awards would be performance-related RSAs based on a 3-year relative TSR performance criterion. The addition of the performance-vesting RSAs into our long-term incentive program was designed to (i) increase the performance orientation of our program, (ii) change the focus from a singular measure of performance (i.e., non-GAAP EPS, which is used in determining annual bonus awards), to multi-performance oriented measures, and (iii) provide additional upside (or downside exposure) to executives in the event high levels of performance (or low levels of performance) are achieved (without increasing target levels of compensation).

Based on the foregoing, in October 2016, the Compensation Committee established the following payment percentages or amounts for the current NEOs and awarded the equity grants indicated for fiscal year 2017:

NEO	Target Incentive Award	Total Value of Award	Equity Value Time-based RSAs (50%)	Time-based RSAs	Equity Value Sales-based RSAs (25%)	Sales-based RSAs (# Shares)	Equity Value TSR-based RSAs (25%)	TSR-based RSAs (# Shares)
Charles Diker	NA	$250,000	NA	NA	NA	NA	NA	NA
Jorgen Hansen	$1,000,000	$1,000,000	$500,000	6,360	$250,000	3,180	$250,000	2,435
Peter Clifford	100% of Base Salary	$379,579	$189,790	2,415	$94,895	1,210	$94,895	925
Eric Nodiff	100% of Base Salary	$381,100	$190,550	2,425	$95,275	1,215	$95,275	930
Seth Yellin	100% of Base Salary	$351,230	$175,615	2,235	$87,808	1,120	$87,808	855

As reflected in the above table, the Compensation Committee determined to increase the target incentive award of Mr. Hansen, commencing with the October 2016 equity grants. The Compensation Committee increased the target incentive awards for RSAs (inclusive of time-based awards and/or performance-based awards) to a fixed value of $1,000,000 with respect to fiscal year 2017 (the October 2016 grants) and $1,500,000 with respect to fiscal year 2018 (issued in October 2017).

The fiscal year 2017 sales-based RSAs were subject to adjustment based on the achievement of a sales target of $765 million for fiscal year 2017 and achievement of a minimum gross margin requirement of 46.7% as follows:

Level of Achievement of Company’s Sales Target for Company’s Fiscal Year Ended July 31, 2017	Percentage of Shares Eligible for Vesting Under Part (1) Above
Less than 95% of Sales Target or failure to achieve minimum gross margin requirement	0 Shares
At least 95%, but less than 100%, of Sales Target	Between 50% and 99%, ratably, of Shares
100% of Sales Target	100% of Shares
More than 100%, but less than 105%, of Sales Target	Between 100% and 199%, ratably, of Shares
105% or more of Sales Target	200% of Shares

Our actual sales in fiscal year 2017 were $770.2 million, which resulted in the issuance of additional RSAs to NEOs as follows:

Name	Sales-Based RSAs (Issued 10/10/16)	Additional RSAs (Issued 10/10/17)	Total Sales-Based RSAs
Jorgen Hansen	3,180	636	3,816
Peter Clifford	1,210	242	1,452
Eric Nodiff	1,215	243	1,458
Seth Yellin	1,120	224	1,344

Post-Retirement and Other Benefits

Each of the NEOs other than Mr. Diker is party to a severance agreement with the Company that contains certain post-termination benefits.

The Compensation Committee believes that post-termination benefits are an important aspect of an executive compensation program because they allow the Company to better recruit and retain executive officers by offering competitive compensation packages. Such benefits also allow the executive officers to focus on performance of their duties and eliminate distractions related to job security concerns. The severance agreements also provide benefits in the event of a change in control of the Company to further align the interests of the executive with those of the stockholders. These arrangements are primarily intended to maintain the executive’s motivation to consummate the sale of the Company in circumstances where such event will maximize stockholder value, notwithstanding that such transaction may result in the executive’s loss of continued employment with the Company. We believe a “double trigger” requiring actual termination following a change of control rather than simply awarding amounts in the event of a change of control best aligns the NEOs’ interests by encouraging them to continue to perform their duties adequately rather than simply receiving an award for completing a transaction. Upon a change in control of the Company, although an executive may be subject to certain excise taxes pursuant to Section 280G of the Code, we have not agreed to reimburse any executive for any such taxes.

We believe that these severance benefits are reasonable and appropriate for our NEOs in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience. We do not include “gross-up” provisions in the severance agreements. A more detailed description of our severance agreements may be found below under the heading “Post Termination Benefits and Change in Control.”

Severance benefits also include the vesting of 100% of the executives’ unvested stock options and unvested RSAs and other similar rights in certain circumstances. We believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a change in control and certain other terminations, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in Cantel’s value attributable to the performance of the current management team.

The severance agreements for Messrs. Hansen, Clifford, Nodiff and Yellin provide equal benefits for each individual, other than with respect to cash severance payable in the event of a termination in a non-change of control situation (i.e., a termination without cause). In such event, Mr. Hansen is entitled to two times the sum of his base salary and target bonus at the time of termination and Messrs. Clifford, Nodiff and Yellin are entitled to 12 months’ base salary. We believe that a higher severance formula for our CEO is justified and needed in order to attract the individual we believe is best suited for the office. Our CEO is the individual the public and our stockholders most closely identify as the face of the Company. He has the greatest individual impact on our success, and he faces the greatest personal risks when the company takes risks. Finally, we believe that any NEO (other than Mr. Diker) who has 15 years of employment with the Company should be entitled to additional compensation in the event of a termination of his employment in a non‑change in control situation in recognition of his long service to the Company. Therefore, upon executives (other than the CEO) reaching 15 years’ employment, the severance payment of 12 months’ base salary described above is increased to 18 months’ base salary.

In addition to the above benefits, we provide NEOs (other than Mr. Diker): (1) term life insurance equal to one years’ base salary, (2) a car allowance equal to $750 a month plus related expenses, (3) an executive physical once every three years (up to $3,500, subject to a gross-up to make this benefit tax neutral), (4) a $7,000 allowance for disability insurance or long term care insurance and (5) a 401(k) plan match. Messrs. Hansen and Nodiff are also provided allowances for the use of outside car services, particularly for transportation to and from the Company’s New Jersey headquarters. We believe these perquisites and benefits are appropriate as part of a competitive benefits package. Mr. Diker is provided a 401(k) plan match and a fixed monthly amount for office expenses.

Say-on-Pay Vote Response

In evaluating our compensation process for fiscal year 2017, our Compensation Committee generally considered the results of the advisory vote of our stockholders on the compensation of the executive officers named in our last proxy statement related to our prior annual meeting of stockholders. Our Compensation Committee noted that approximately 97% of votes cast approved of the compensation of those executive officers as described in our last proxy statement. Our Compensation Committee considered these voting results as supportive of the Compensation Committee's general executive compensation practices.

Tax Deductibility of Compensation

Section 162(m) limits the deduction a public company is permitted for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by stockholders. In its deliberations the Compensation Committee considers ways to maximize deductibility of executive compensation.

It is important to note, however, that a number of requirements must be met for particular compensation to qualify for deductibility under Section 162(m). Therefore, there can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, with the goal of providing a compensation program that enhances stockholder value, the Compensation Committee reserves flexibility to approve compensation arrangements that are not fully tax deductible by the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” section of this Proxy Statement and discussed such section with certain members of management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section of this Proxy Statement be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended July 31, 2017.

Compensation Committee:

Alan R. Batkin (Chair)
Laura L. Forese
Ronnie Myers

EXECUTIVE COMPENSATION

Fiscal Year 2017 Summary Compensation Table

The following table sets forth compensation for our CEO, CFO and three other most highly compensated executive officers (our NEOs) during fiscal year 2017.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Charles M. Diker Chairman of the Board	2017	$376,885	—	—	$250,091	$150,000	$45,981	(2)	$822,957
	2016	$365,908	—	$397,380	—	$150,000	$44,136		$957,424
	2015	$355,250	—	$288,500	—	$150,000	$44,096		$837,846
Jorgen B. Hansen President and Chief Executive Officer	2017	$600,000	—	—	$1,104,485	$1,120,000	$83,045	(3)	$2,907,530
	2016	$504,337	—	—	$504,610	$780,000	$33,058		$1,822,005
	2015	$453,529	—	—	$448,658	$447,207	$20,392		$1,369,786
Peter G. Clifford Executive Vice President, Chief Financial Officer	2017	$385,273	—	—	$419,676	$344,051	$21,444	(5)	$1,170,444
	2016	$374,790	—	—	$370,120	$271,399	$23,611		$1,039,920
	2015	$128,077	—	—	$336,162	$132,275	$155,187	(6)	$751,701
Eric W. Nodiff Executive Vice President, General Counsel, and Secretary	2017	$386,817	—	—	$421,559	$345,429	$71,293	(4)	$1,225,098
	2016	$375,550	—	—	$370,120	$272,486	$32,134		$1,050,290
	2015	$361,875	—	—	$957,667	$264,550	$29,462		$1,613,554
Seth M. Yellin Executive Vice President Corporate Strategy and Development	2017	$356,499	—	—	$388,282	$318,355	$20,351	(7)	$1,083,487

____________________________

(1)
Represents the aggregate grant date fair value (pre-tax) computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718. For a discussion of valuation assumptions, see Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2017.

(2)	This amount includes the following amounts paid or accrued by us for the benefit of Mr. Diker: (i) $38,000 in office expenses, and (ii) $7,981 in contributions under a 401(k) plan.

(3)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Hansen: (i) $60,925 in vehicle fringe benefits, (ii) $7,920 in contributions under a 401(k) plan, and (iii) $14,201 in a personal benefit attributed to certain meeting expenses and costs associated with his spouse's attendance at that meeting. Mr. Hansen became CEO and President in August 2016; previously he was COO and President.

(4)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Nodiff: (i) $56,149 in vehicle fringe benefits, (ii) $8,144 in contributions under a 401(k) plan, and (iii) $7,000 in term life and long-term care insurance premiums.

(5)	This amount includes the following amounts paid or accrued by us for the benefit of Mr. Clifford: (i) $12,497 in vehicle fringe benefits, and (ii) $8,947 in contributions under a 401(k) plan.

(6)	Mr. Clifford commenced employment with the Company on March 23, 2015.

(7)	This amount includes the following amounts paid or accrued by us for the benefit of Mr. Yellin: (i) $12,496 in vehicle fringe benefits, and (ii) $7,855 in contributions under a 401(k) plan.

Grants of Plan-Based Awards Table

The following table sets forth certain additional information regarding grants of plan-based awards to our NEOs for fiscal year 2017:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value (Pre-tax) of Stock and Option Awards
Name	Threshold	Target	Maximum
Charles M. Diker	NA(2)	NA(2)	NA(2)	10/18/16	3,295(4)	—	—	$250,091
Jorgen B. Hansen(3)	$350,000	$700,000	$1,400,000	10/10/16	12,611(4)	—	—	$1,104,485
Eric W. Nodiff	$107,947	$215,893	$431,786	10/10/16	4,813(4)	—	—	$421,559
Peter G. Clifford	$107,516	$215,032	$430,064	10/10/16	4,792(4)	—	—	$419,676
Seth M. Yellin	$99,486	$198,972	$397,944	10/10/16	4,434(4)	—	—	$388,282
____________________

(1)	All non-equity incentive plans referenced in the table provide that no bonus is payable if the minimum level of performance required by the plan is not achieved by the NEO.

(2)
Although Mr. Diker does not participate in the Company’s primary non-equity incentive plan, the Compensation Committee made Mr. Diker eligible to receive a target bonus of $150,000 (with a “Threshold” payout of $75,000), which target bonus was awarded to Mr. Diker for fiscal year 2017.

(3)	Mr. Hansen's raise to $700,000 annual salary was effective August 1, 2017.

(4)	Each RSA is subject to a risk of forfeiture which lapses as to one-third of the awards on each of the first three anniversaries of the grant date.

Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table

Cash Bonus Awards

Our NEOs (other than Mr. Diker) are eligible to receive cash bonus awards based on the Company’s achievement of performance targets for each fiscal year ending July 31st (each year being referred to as a Plan Year). Mr. Diker receives a fixed cash bonus award approved at the discretion of the Compensation Committee.

The Compensation Committee establishes annual performance targets (the Performance Targets) at the beginning of each fiscal year. Awards are based on the Company’s achievement of the Performance Targets, which have historically been based on the attainment of specified levels of diluted EPS or non-GAAP EPS of the Company and, with respect to division and regional presidents, specified performance criteria of the division or region for or within which the participant is primarily employed. For fiscal year 2017, the Compensation Committee established a Performance Target of diluted non-GAAP EPS of $1.96, which was $0.21 higher than the Company’s fiscal year 2016 non-GAAP EPS of $1.75. In fiscal year 2017, the Company achieved non-GAAP EPS of $2.08, thereby exceeding the Performance Target by $0.12.

For fiscal year 2017 the target incentive awards, expressed as a percentage of base salary, were set by the Compensation Committee at the beginning of fiscal year 2017 as follows:

NEO	Target Incentive Award
Mr. Diker	NA
Mr. Hansen	100%
Mr. Clifford	55%
Mr. Nodiff	55%
Mr. Yellin	55%

The target incentive award payable to each participant for 100% achievement of the Performance Target (the Bonus Target) is calculated by multiplying the participant’s base salary at the end of the relevant Plan Year by a designated percentage established by the Compensation Committee for such participant for such Plan Year (generally pro-rated if a NEO was employed for a partial year). If more or less than 100% of the Performance Target is achieved, the Compensation Committee has the discretion to increase the Bonus Target (not to exceed 200% of the Bonus Target) or decrease the Bonus Target (not to be less than 50% of the Bonus Target, provided that a minimum threshold performance level has been achieved); provided, however, that the Compensation Committee in its discretion may establish minimum Performance Targets that must be achieved in order for any incentive award to be paid. The Compensation Committee will determine the degree to which any applicable Performance Target has been achieved and any incentive award paid. At the sole discretion of the Compensation Committee, a participant may not receive an award, or the amount of an award may be decreased, due to substantiated poor individual performance or misconduct and may be declared ineligible to receive all or part of an applicable target incentive award. The Compensation Committee adopted a methodology for bonus payments in fiscal year 2017 under which the Compensation Committee no longer has broad discretion with respect to over-achievement or under-achievement of Performance Targets. Rather, increases and decreases in the bonus target will be strictly formulaic and committee discretion will be reserved for extreme circumstances.

The actual cash bonus awards for our NEOs for fiscal year 2017 are shown in the tables and discussed in Compensation Discussion and Analysis above.

Long-Term Equity Awards

NEOs (other than Mr. Diker) are eligible to receive annual equity awards for each fiscal year. Mr. Diker receives equity awards at the discretion of the Compensation Committee. All equity awards subsequent to January 2016 were granted under the Company’s 2016 Equity Plan and no further options or awards will be granted under the 2006 Plan. The 2006 Plan and the 2016 Equity Plan, both of which were approved by the Company’s stockholders, are described below.

Commencing with fiscal year 2017, the Compensation Committee agreed that long-term equity awards would be granted at the beginning of the fiscal year with a portion of such awards performance-related, certain of which would be based on defined metrics for the current fiscal year. As such, commencing October 2016, equity awards granted in October were deemed to relate to the fiscal year in which they are granted. Thus, the equity grants to NEOs awarded in October 2016 are deemed to relate to fiscal year 2017. Further, whereas all equity grants to NEOs prior to October 2016 had time-based vesting, one-half of the equity awards granted to NEOs in October 2016 are time-based RSAs and one-half are performance (and time) based RSAs. The performance-based equity awards are tied to achievement of fiscal year 2017 budgeted sales (subject to a minimum gross margin requirement) and relative TSR performance. The actual awards for our NEOs granted in fiscal year 2017 are shown in the tables and discussed in Compensation Discussion and Analysis above.

2016 Equity Incentive Plan

The 2016 Equity Plan provides for the granting of stock options, stock appreciation rights (SARs), RSAs, RSUs, cash awards, and performance-based awards to our employees, independent contractors and consultants. It also provides the flexibility to grant equity-based awards to our non-employee Directors. The 2016 Equity Plan does not permit the granting of discounted options or discounted stock appreciation rights.
The selection of participants in the 2016 Equity Plan and the level of participation of each participant are subject to approval by the Compensation Committee (the Board will make these determinations as to non-employee directors). The Compensation Committee has the authority to interpret the 2016 Equity Plan, to establish and revise rules and regulations relating to the 2016 Equity Plan and to make any other determinations that it believes necessary or advisable for the administration of the 2016 Equity Plan. Subject to the limitations set forth in the 2016 Equity Plan, the Compensation Committee may delegate to our CEO or other executive officers such duties and powers as the Compensation Committee may deem advisable with respect to the designation of employees to be recipients of 2016 Equity Plan awards and the nature and size of such awards, except that no delegation may be made in the case of awards to executive officers or directors or awards intended to be qualified under Section 162(m).

The maximum number of shares with respect to which stock options and stock awards may be granted under the 2016 Equity Plan is 1,200,000 shares. Subject to adjustment by the Compensation Committee, the maximum number of shares with respect to which a participant may be granted in options or SARs under the 2016 Equity Plan in a calendar year is 150,000, the maximum number of shares with respect to which a participant may be granted awards intended to be “qualified performance-based compensation” under Section 162(m) is 150,000 and the maximum amount that may be paid a participant under awards intended to be “qualified performance-based compensation” under Section 162(m) and settled in cash or other property is $10,000,000. In multi-year performance periods, the number of shares of common stock granted or the amount of cash or other property deemed paid with respect to any one calendar year, is the total amount of the award divided by the number of calendar years in the performance period, which may be multiplied up to two times with respect to awards granted to a participant in the year his or her service commences with the Company. Subject to certain exceptions described in the 2016 Equity Plan, the maximum number of shares subject to awards to any non-employee director during any calendar year, together with any cash fees paid to such non-employee director, may not exceed $275,000.
Unless otherwise provided by the Compensation Committee, in the event of termination of a participant’s service as an employee, independent contractor, consultant, non-employee director or other non-employee relationship for any reason other than the participant’s death or disability, stock options and SARs (to the extent exercisable) will remain exercisable for a period of three months from the date of such termination or until the expiration of the stated term of such options or SARs, whichever period is shorter (except that in the case of termination of employment for cause, such options and SARs will immediately expire). Unless otherwise provided by the Compensation Committee, upon a participant’s death, options and SARs granted to such participant will remain exercisable (to the extent exercisable) for a period of one year from date of termination or until the expiration of the stated term of such options or SARs, whichever period is shorter. In addition, when a participant who has served the Company for at least ten years and is at least 65 years of age or who has served the Company for at least 15 years and is at least 60 years of age terminates his or her service with the Company, all options and SARs granted under the 2016 Equity Plan that are held by such participant will, upon such termination, become immediately exercisable in full and remain exercisable through the original term of the award, and the restrictions on all RSAs will immediately lapse such that the underlying shares will become fully vested.
Subject to the terms of an award agreement and except as otherwise determined by the Compensation Committee at the time of the grant of an award or thereafter, upon termination of service as an employee (or other recipient) during the applicable employment period (or other applicable period) or upon failure to satisfy a performance goal, RSAs and RSUs that are at that time subject to restrictions will be forfeited. Subject to the terms of the 2016 Equity Plan, and except as provided in the previous sentence, RSAs and RSUs awarded to any participant under the 2016 Equity Plan will vest (i.e., the risk of forfeiture with respect to such shares will lapse) ratably on the first, second and third anniversaries of the date of grant, unless otherwise specified by the Compensation Committee, in its sole discretion, in the RSA or RSU agreement. Notwithstanding the foregoing, the Compensation Committee may in its discretion accelerate vesting of an RSA or RSU as to all or a portion of the shares underlying the award.
The 2016 Equity Plan does not permit the repricing of options or the exchange of underwater options for cash or other awards without stockholder approval.

Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) with respect to options and other awards by qualifying payments under the 2016 Equity Plan as performance-based compensation. In addition, provisions have been included to comply with the requirements of Section 409A of the Code to the extent applicable to options and other awards granted under the 2016 Equity Plan.

2006 Equity Incentive Plan

The 2006 Plan, which was terminated (as to the ability to award new grants), provides for the granting of stock options, RSAs, stock appreciation rights (SARs) and performance awards to our employees, including our executive officers. Non-employee directors also participated in the 2006 Plan. The 2006 Plan did not permit the granting of discounted options or discounted SARs. The selection of employee participants in the 2006 Plan and the level of participation of each participant are determined by the Compensation Committee (the Board makes determinations relating to awards to directors). The 2006 Plan limits the number of shares that may be granted to a participant under the 2006 Plan during any calendar year. Subject to the limitations set forth in the 2006 Plan, the Compensation Committee may delegate to our CEO or other executive officers such duties and powers as the Compensation Committee may deem advisable with respect to the designation of employees to be recipients of 2006 Plan awards and the nature and size of such awards.

Unless otherwise provided by the Compensation Committee, in the event of the termination of a participant’s service as an employee or non-employee director for any reason other than the participant’s Retirement (as defined in the 2006 Plan), death or disability, stock options and SARs (to the extent exercisable) will remain exercisable for a period of 90 days from such date or until the expiration of the stated term of such stock options or SARs, whichever period is shorter (except that in the case of a termination of employment for cause, such stock options and SARs will immediately expire). Unless otherwise provided by the Compensation Committee, upon the termination of a participant’s employment due to death or disability, stock options and SARs granted to such participant will remain exercisable (to the extent vested) for a period of one year from such date or until the expiration of the stated term of such stock options or SARs, whichever period is shorter. In addition, when an employee or non-employee director who has at least ten years of service with the Company and is at least 65 years of age (or at least 60 years of age with at least fifteen years of service) terminates his or her service as an employee or director (i.e., Retires), all stock options and SARs granted to such employee or director under the 2006 Plan will, upon such termination, become immediately exercisable in full and remain exercisable through the original term of the award.
The 2006 Plan provides that unvested stock options and SARs will immediately vest if the recipient’s employment or service with the Company is terminated as a result of the recipient’s death or Retirement, or is terminated without cause during the 12-month period following a change in control. The 2006 Plan similarly provides for the acceleration of vesting of the next tranche of stock options and SARs in the event of a termination of employment or service as a result of disability. The 2006 Plan also provides for the acceleration of vesting of a stock option or SAR if such accelerated vesting is provided under any benefit plan of the Company to which the recipient is subject. In addition, under the 2006 Plan, the Compensation Committee may in its discretion “cash out” any award, whether vested or unvested, upon a change in control by paying the recipient the amount by which the Change in Control Price (as defined in the 2006 Plan) exceeds the exercise or grant price per share under the stock option or SAR award multiplied by the number of shares granted under the stock option or SAR award. The 2006 Plan does not permit the repricing of options or the exchange of underwater options for cash or other awards without stockholder approval.

Except to the extent that the Compensation Committee specifies a longer vesting schedule in the award agreement, RSAs given to non-employee directors (and to employee directors in their capacities as directors) will vest on the first anniversary of the grant date. Except as otherwise provided in the award agreement, RSAs given to employees will vest ratably on the first, second and third anniversaries of the grant date. The 2006 Plan provides that if the recipient’s service with the Company as a director or employee terminates as a result of the recipient’s death, any RSA awarded under the 2006 Plan will automatically vest, and if such service terminates as a result of disability, the next tranche of shares will automatically vest. The 2006 Plan also provides for the acceleration of vesting of an RSA if such accelerated vesting is provided under any benefit plan of the Company to which the recipient is subject. In addition, the 2006 Plan gives the Compensation Committee the authority, in its discretion, to accelerate the vesting of any RSA and, in connection with a change in control, to “cash out” any unvested RSA.

No new grants will be made under the 2006 Plan.

Executive Stock Ownership Guidelines

To maintain alignment of the interests of the Company’s non-employee directors, Chairman of the Board, President and CEO, Executive Vice Presidents, COO, if any, CFO, Senior Vice Presidents and any other officer designated by the Board of Directors, which includes all of the NEOs, such individuals are expected to build and maintain a significant level of direct stock ownership. Ownership levels can be achieved over time in a variety of ways, such as by retaining stock received upon the vesting of stock awards or by purchasing stock in the open market. At a minimum, the applicable officers and directors are expected to establish and maintain direct ownership of Common Stock having a value, based on the average stock price over the ten trading day period prior to the measurement date as follows:

•	Chairman of the Board – three times annual base salary;

•	President and CEO – three times annual base salary;

•	COO (if any) – two times annual base salary;

•	All other executive officers who are Participants – one and a half times annual base salary; and

•	All non-employee directors – three times annual retainer.

Shares that count toward meeting the stock ownership guidelines include the following:

•	Shares owned by the individual or his or her immediate family members residing in the same household;

•	Shares held in trusts or other entities established for the benefit of the individual and/or his or her immediate family members;

•	Shares purchased on the open market;

•	Shares held in qualified plans (e.g., 401(k) plans);

•	Time-based RSAs and RSUs (whether vested or unvested) granted by the Company to, and held by, the individual.

•	Shares underlying vested (but not unvested) stock options granted by the Company to, and held by, the individual.

Performance-based RSAs and RSUs are not included in the count of shares unless and until the relevant performance criteria is determined.

As of the date of this proxy statement, all of our NEOs have met the required ownership levels.

Securities Trading Policy; Prohibition on Short Sales

To ensure alignment of the interests of our stockholders and executive officers, including our NEOs, as well as compliance with applicable securities laws, the Company’s Securities Trading Policy prohibits directors, NEOs and other identified officers and employees from engaging in transactions involving the Company’s stock based on material non-public information or during established trading blackout periods (except for the exercise of options or for transactions in accordance with previously established trading plan that meets SEC requirements). The policy also prohibits short sales of the Company’s stock.

Clawback Policy

We have an Executive Compensation Clawback Policy under which a designated officer of the Company, which includes all NEOs, if found to have engaged in misconduct causing a restatement of financial statements, could have a portion of his or her compensation recovered by the Company to the extent of the benefit received by such officer based on the financial statement that were restated. You can access our Executive Compensation Clawback Policy by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.

Risk Considerations in Our Compensation Program

The Compensation Committee has considered the risks that may exist in the Company’s compensation plans and the factors that mitigate against the plans creating material risks to the Company and believes that risks arising from our compensation policies and practices for our employees are not likely to have a material adverse effect on the Company.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding unexercised options and unvested RSAs held by each of our NEOs as of July 31, 2017. No RSUs were outstanding as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Charles M. Diker	52,000	—	(2)	$17.04	10/14/17
	30,000	—	(3)	$31.81	10/09/18
	16,667	8,333	(4)	$36.70	10/09/19
	5,000	10,000	(5)	$55.36	10/11/20
Jorgen B. Hansen						4,075	(6)	$302,365
						6,203	(7)	$460,263
						12,611	(8)	$935,736

Peter G. Clifford						2,333	(10)	$173,109
						4,550	(7)	$337,610
						4,792	(8)	$355,566

Eric W. Nodiff						2,765	(6)	$205,163
						4,666	(9)	$346,217
						4,550	(7)	$337,610
						4,813	(8)	$357,125
Seth M. Yellin						2,185	(6)	$162,127
						2,993	(7)	$222,081
						820	(11)	$60,844
						4,434	(8)	$329,003
_______________________________

(1)	The market value of shares of stock that have not vested was determined using the closing market price per share of our common stock on July 31, 2017.

(2)
The option was granted on October 15, 2012 and has a five year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(3)
The option was granted on October 10, 2013 and has a five year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(4)
The option was granted on October 10, 2014 and has a five year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(5)
The option was granted on October 12, 2015 and has a five year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(6)	The RSA was issued on October 10, 2014 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

(7)	The RSA was issued on October 12, 2015 and is subject to a risk forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issue date.

(8)	The RSA was issued on October 10, 2016 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

(9)	The RSA was issued on May 15, 2015 and is subject to a risk forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issue date.

(10)
The RSA was issued on March 23, 2015 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date. These shares were granted to Mr. Clifford upon the commencement of his employment with the Company as part of his negotiated compensation.

(11)	The RSA was issued on October 16, 2015 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises and vesting of RSAs during fiscal year 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Charles M. Diker	—	—	—	—
Jorgen B. Hansen	—	—	11,710	$914,529
Peter G. Clifford	—	—	4,608	$350,054
Eric W. Nodiff	—	—	12,782	$966,230
Seth M. Yellin	—	—	6,525	$508,792
_________________________

(1)
The “Value Realized on Exercise” is the difference between the market price of the underlying security at exercise and the exercise price of the option. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

(2)
The “Value Realized on Vesting” is based on the fair market value of the underlying security on the vesting date. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

Post-Termination Benefits and Change in Control

Severance Agreements with NEOs

The severance agreements with Messrs. Hansen, Clifford, Nodiff and Yellin expire on July 31, 2019 but automatically renew on July 31 of each year for another year unless either the Company or the NEO has provided at least 6 months’ notice prior to such date that the term will not be extended. However, if a Change in Control (as defined in the severance agreements to generally include a person or group acquiring more than 50% of our stock, a majority of our Board being replaced during any 12-month period if not endorsed by our current Board, a merger or consolidation unless the Company’s stockholders hold at least 80% of the voting stock of the surviving entity, a sale of all or substantially all of the Company’s assets, or the approval of a plan of complete liquidation by the Company’s stockholders) occurs, the term will not end before the second anniversary of the Change in Control.

Under the severance agreements, upon termination of employment for any reason, the NEO will be entitled to his (a) earned but unpaid base salary through the termination date, (b) accrued and unused paid time off through the termination date, and (c) reimbursement of expenses. Subject to certain conditions (such as signing a release), if a NEO is terminated (1) by the Company for any reason other than for Cause, Unacceptable Performance, Disability or death or (2) by the NEO for Adequate

Reason (each such capitalized term as defined in the severance agreements), then the NEO will be entitled to certain benefits, unless termination occurs during a Change in Control Coverage Period (as defined in the severance agreements). Specifically, the NEO would be entitled to (1) in the case of the CEO only, two times base salary plus target bonus, paid in a lump sum, (2) in the case of the COO, 18 months’ base salary paid in a lump sum, (3) in the case of NEOs other than the CEO and COO, one year’s base salary (18 months in the case of any NEO who has completed at least 15 years of employment with the Company) paid in a lump sum, (4) if the termination occurs subsequent to a fiscal year end in which the NEO did not yet receive his earned bonus, then the NEO will be entitled to the bonus he would have been entitled to receive for such fiscal year under his applicable bonus plan if his employment had continued through the bonus payment date, (5) for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro-rated bonus (based on number of full or partial months the NEO worked in the partial fiscal year) to the extent he would have been entitled to receive the bonus for such fiscal year under his applicable bonus plan if his employment had continued through the next bonus payment date, (6) all unvested stock options and unvested stock held by the NEO will automatically fully vest, (7) 12 months (18 months in the case of the CEO and COO, and any NEO who has completed at least 15 years of employment with the Company) of COBRA benefit premiums and (8) 12 months of outplacement services, up to $20,000.

Subject to certain conditions (such as signing a release), under their severance agreements, if the employment of Messrs. Hansen, Clifford, Nodiff or Yellin is terminated during a Change in Control Coverage Period (generally, the period commencing 6 months prior to a Change in Control and ending 2 years following a Change in Control), the NEO will be entitled to certain compensation if (A) the Company terminates the NEO’s employment (other than a termination for Cause or death), or (B) the NEO voluntarily terminates his employment for Adequate Reason or Good Reason (as defined in the severance agreements to generally include certain reductions in the authority, duties or responsibilities, certain reductions in compensation, certain reductions in the authority, duties or responsibilities of a supervisor of the NEO, certain reductions in the budget overseen by the NEO and certain changes in location). Specifically, the NEO would be entitled to (1) two times the sum of (i) the NEO’s base salary and (ii) the greater of (A) a percentage of the NEO’s base salary (which may range from 55% to 100%) or (B) the average of the NEO’s prior two years’ bonuses, (2) for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro-rated bonus equal to the product of the (i) greater of (A) a percentage of the NEO’s base salary (which may range from 55% to 100%) or (B) the average of the NEO’s prior two years’ bonuses, and (ii) a fraction, (x) the numerator of which is the number of full or partial months the NEO worked in the partial fiscal year, and (y) the denominator of which is 12; provided, however, that if the termination occurs subsequent to the end of the preceding fiscal year as to which the NEO did not yet receive the bonus he would have received if his employment had continued through the bonus payment date, the numerator will be the number of full or partial months the NEO worked since the beginning of the preceding fiscal year to the termination date, (3) 24 months of COBRA benefits, (4) term life insurance policy for 24 months, and (5) 12 months of outplacement services, up to $20,000.

In the case of a termination of employment of Messrs. Hansen, Clifford, Nodiff or Yellin due to Disability (at any time during the term of the severance agreement other than during a Change in Control Coverage Period) or death, the Company will continue to pay the NEO’s base salary for a 3-month period. In addition, for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro-rated bonus (based on the number of full or partial months the NEO worked in the partial fiscal year) to the extent such bonus would have been earned under his applicable bonus plan if his employment had continued through the next bonus payment date.

If Messrs. Hansen, Clifford, Nodiff or Yellin intentionally and materially breaches any provision of the separate non-compete agreement he entered into in conjunction with the severance agreements, and fails to cure such breach (if curable) within 30 days, the severance agreements require such NEO to promptly repay to us any and all severance amounts previously paid to him under the severance agreement.

Under the severance agreements, in the event (A) the Company terminates the employment of Messrs. Hansen, Clifford, Nodiff or Yellin for any reason other than for Cause, Unacceptable Performance, Disability, or death, or (B) during a Change in Control Coverage Period, the Company terminates the NEO’s employment for any reason other than for Cause or death, or (C) the NEO terminates his employment for Adequate Reason or Good Reason or (D) the NEO’s employment terminates due to death, all unvested stock options and RSAs then held by the NEO will automatically vest upon the termination of such NEO’s employment. In the event of a termination of the NEO’s Employment due to Retirement (as defined in the severance agreements), all unvested stock options then held by the NEO will automatically vest upon the termination of such NEO’s employment. In the event of a termination of the NEO’s Employment due to Disability, any stock option or RSA that would have vested within the 12 month period following the termination date but for the NEO’s termination of employment will automatically vest as of the termination date. In addition, the Company may, in its discretion, accelerate the vesting of any stock option or RSA held by a NEO in the event the NEO’s employment terminates for any reason.

Post-termination benefits – Charles M. Diker

Mr. Diker is not entitled to any post-termination benefits other than benefits applicable to all employees of the Company. Such benefits include the immediate vesting of stock options and SARs upon retirement if the employee or non-employee director has at least ten years of service with the Company and is at least 65 years of age (or at least 60 years of age with fifteen years of service).

Post-Termination Benefits and Change in Control Table

The table below sets forth our reasonable estimate of the potential payments to each of our NEOs, in each case, assuming a termination date of July 31, 2017 if such NEO (1) was terminated due to Disability, (2) died, (3) Retired, (4) was terminated in connection with a change in control of the Company by us (other than for Cause or death) or by the NEO for Adequate Reason or Good Reason (Change in Control Termination), or (5) was terminated by us for any reason other than for Cause, Unacceptable Performance, Disability, or death or by the NEO for Adequate Reason (Non-Change in Control Termination).

	Disability(1)		Death		Retirement	Change in Control			Termination without Cause
Name	Salary	Acceleration of Option / Stock Awards(2)	Salary	Acceleration of Option / Stock Awards(3)	Acceleration of Options and Other Compensation(4)	Salary & Bonus	Continued Healthcare Benefits and Other	Acceleration of Option / Stock Awards(3)	Salary & Bonus	Continued Healthcare Benefits and Other	Acceleration of Option / Stock Awards(3)
Charles M. Diker	NA	$745,377	NA	$745,377	$745,377	NA	NA	NA	NA	NA	NA
Jorgen B. Hansen	$150,000	$1,698,364	$150,000	$1,698,364	NA	$3,100,000	$64,504	$1,698,364	$1,200,000	$52,253	$1,698,364
Peter G. Clifford	$97,742	$866,285	$97,742	$866,285	NA	$1,397,384	$58,919	$866,285	$390,967	$38,709	$866,285
Eric W. Nodiff	$98,133	$1,246,115	$98,133	$1,246,115	NA	$1,402,981	$46,279	$1,246,115	$392,533	$32,390	$1,246,115
Seth M. Yellin	$90,449	$774,054	$90,449	$774,054	NA	$1,270,249	$64,504	$774,054	$361,797	$41,502	$774,054
_______________________________

(1)	Potential payments if a NEO is terminated for Disability in connection with a change of control of the Company are set forth under the heading “Change in Control Termination.”

(2)
Represents the intrinsic value of unvested stock options and RSAs that would have vested within the 12 month period following the termination date that will automatically vest as of the termination date.

(3)	Represents the intrinsic value of unvested stock options and RSAs as of July 31, 2017.

(4)	For Mr. Diker this amount represents the intrinsic value of unvested stock options.

Director Compensation

The table below summarizes the compensation paid by us to our directors for fiscal year 2017, other than Messrs. Hansen and Diker, whose compensation is included in the Summary Compensation Table above. Mr. Pronovost was not appointed as a director until after fiscal year 2017.

Name	Payed in Cash	Stock Awards(1)	Compensation	Total
Alan R. Batkin(2)	$80,500	$65,004	—	$145,504
Ann E. Berman(2)(3)	$84,250	$65,004	—	$149,254
Mark N. Diker(2)	$45,000	$65,004	—	$110,004
Anthony B. Evnin(2)	$25,000	$37,888	—	$62,888
Laura L. Forese(2)	$53,000	$65,004	—	$118,004
George L. Fotiades(2)	$166,000	$115,321	—	$281,321
Ronnie Myers(2)	$51,000	$65,004	—	$116,004
_____________________________

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718. For a discussion of valuation assumptions, see Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended July 31, 2017.

(2)
The aggregate number of stock awards outstanding for each director at July 31, 2017 are as follows: Mr. Batkin – 875 stock awards; Ms. Berman – 875 stock awards; Mr. Mark Diker – 875 stock awards; Mr. Evnin - 510 stock awards, Dr. Forese – 875 stock awards; Mr. Fotiades – 1,515 stock awards, and Dr. Myers - 875 stock awards.

(3)	Included in the Fees Earned or Payed in Cash is the annual Italy Supervisory Committee fee of $10,000.

The annual cash fee payable to our non-employee directors is $50,000 plus reimbursement for expenses. In addition, the Presiding Director is paid an annual fee of $7,500, and the Chair of each of the Audit Committee, the Compensation Committee, and the Nominating Committee are paid annual fees of $20,000, $17,500 and $10,000, respectively. Each member of the Audit Committee and Compensation Committee was paid $1,500 for each committee meeting attended and each member of the Nominating Committee was paid $1,000 for each committee meeting attended. In addition, Mr. Fotiades is paid an annual retainer of $100,000 to serve as Vice Chairman of the Board, in which role he serves as liaison between the Board and management. His services are provided solely as a member of the Board and for the benefit of the Board. In addition, in October 2017, Mr. Fotiades was granted 520 RSUs in consideration of the significant services provided by him as Vice Chairman. Such number of shares was determined by dividing $50,000 by $96.46, the closing price of Cantel common stock on the NYSE on October 9, 2017, the first business day immediately preceding the grant date, and rounding up to the nearest 5 shares.

Non-employee directors also receive under our 2016 Equity Plan an annual award of RSAs (or RSUs as of July 31, 2018) on the last day of the fiscal year having a value on such grant date of $65,000, based on the closing price of our common stock on the NYSE on the first business day immediately preceding the grant date. Based on the closing price of our common stock on July 28, 2017, each non-employee director was granted 875 RSAs on July 31, 2017 except for Mr. Evnin who became a director during fiscal year 2017 and received 510 RSAs (pro-rated based on his service as a director). The shares are subject to forfeiture, vesting on the first anniversary of the grant date. Also, upon his or her joining the Board, each new non-employee member of the Board was granted an RSA having a value of $100,000 based on the closing price of our common stock on the NYSE on the first business day immediately preceding the grant date which will vest ratably over three years commencing on the first anniversary of the grant date. Commencing September 2017, the Company will no longer make this annual grant.

Mr. Diker, as our employee, was paid an annual base salary at the rate of $382,454 (commencing February 1, 2017) for his services as Chairman of the Board.

AUDIT COMMITTEE REPORT

The Audit Committee is providing this report to enable stockholders to understand how it monitors and oversees our financial reporting process. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate.

This report confirms that the Audit Committee has (1) reviewed and discussed the audited financial statements for the year ended July 31, 2017 as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and Cantel’s independent registered public accounting firm; (2) discussed with our independent registered public accounting firm the matters required to be reviewed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301; (3) received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communications with the Audit Committee concerning independence; and (4) discussed with our independent registered public accounting firm their independence. The Audit Committee has considered the compatibility of the independent registered public accounting firm’s provision of non-audit services with maintaining the firm’s independence and found the provision of such services to be compatible with the firm’s independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended July 31, 2017 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee:

Ann E. Berman (Chair)
Alan R. Batkin
George L. Fotiades

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(SAY-ON-PAY VOTE)

As required by Section 14A of the Exchange Act, we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our NEOs, as such compensation is disclosed under Item 402 under the SEC’s Regulation S-K in the Compensation Discussion and Analysis section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure. We urge our stockholders to review the Compensation Discussion and Analysis section of this Proxy Statement and the related executive compensation tables and narratives for more information about our NEOs’ compensation.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. Our performance-based bonus program rewards the Company’s executive officers for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of RSAs and RSUs, reward long-term performance and align the interests of management with those of our stockholders.

Among the various forms of performance-based compensation, we believe that equity awards, in particular, serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. Equity awards closely align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company’s stock price. In addition, equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives’ compensation at-risk if our objectives are not achieved.

The Board believes that the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in this Proxy Statement.”

Because the vote is advisory, it will not be binding on the Board. The vote on this proposal is not intended to address any specific element of compensation. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

The Board recommends that stockholders vote “FOR” Proposal 2 to approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in this Proxy Statement.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(SAY-WHEN-ON-PAY VOTE)

In addition to seeking our stockholders’ non-binding, advisory vote on the compensation of our NEOs, we are asking our stockholders to express a preference as to how frequently future advisory votes on executive compensation should take place. As required by Section 14A of the Exchange Act, we are giving stockholders the opportunity to express a preference to cast such advisory votes annually, every two years or every three years; stockholders also have the option to abstain from voting on this matter. We are required to hold at least once every six years an advisory vote to determine the frequency of the advisory stockholder vote on executive compensation.

The Board recommends continuing our existing practice that advisory votes on executive compensation take place every year. Our Board has determined that an annual advisory vote on executive compensation allows our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

As with the Say-on-Pay vote, the Say-When-on-Pay vote is advisory, and therefore it will not be binding on the Board. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining).

The Board of Directors recommends that stockholders vote for every “1 YEAR” as the frequency for future advisory votes on the compensation of our Named Executive Officers.

PROPOSAL 4

APPROVAL OF AMENDMENT TO THE BY-LAWS TO DESIGNATE THE DELAWARE COURT OF CHANCERY AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS
The Board has approved, subject to approval by our stockholders, an amendment (the Amendment) to the Company’s By-Laws that would add a new Article XI, designating the Delaware Court of Chancery, to the fullest extent permitted by law, as the sole and exclusive forum for specified legal actions, unless otherwise consented to by the Company. This would apply to (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s Certificate of Incorporation or By-Laws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. The “internal affairs doctrine” is a choice of law rule whereby disputes about a corporation’s governance between its stockholders and directors or officers are to be governed by the corporate statutes and case law of the state of incorporation (i.e., Delaware for the Company).
The Amendment is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on the same matter when the lawsuit relates to the corporate law of Delaware, which is the Company’s jurisdiction of incorporation. Because of the Company’s numerous locations and widespread operations, there is a significant risk of such lawsuits in jurisdictions other than Delaware. While an exclusive forum provision may limit a particular stockholder’s ability to bring a claim in a court that such stockholder finds favorable for disputes within the scope described above, the Board believes that the ability to require such actions to be brought in the Delaware Court of Chancery would provide numerous benefits to the Company and our stockholders as a whole, both in savings in expenses and in predictability and correctness of outcomes. The Amendment would, however, give the Company the flexibility to consent to an alternative forum in a particular instance, if the Company determines that its interests and those of its stockholders are likely to be better served by permitting a dispute to proceed in a forum other than Delaware.
The Delaware Court of Chancery is widely regarded as preeminent in deciding disputes involving a Delaware corporation’s internal affairs. The Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, we and our stockholders would reduce the risks of (i) costly and duplicative litigation, (ii) the misapplication of Delaware law by a court in another jurisdiction, and (iii) inconsistent outcomes when similar cases proceed in different courts. In addition, the Delaware Court of Chancery was organized to address corporate law questions and issues and has streamlined procedures and processes to help facilitate quicker decisions, which can limit the time, cost and uncertainty of protracted litigation for all parties.
The Amendment is not in reaction to any specific litigation confronting the Company. After observing the instances of multiple lawsuits in multiple jurisdictions against other public companies in recent years, the Board recommends the Amendment as a means to prevent potential future harm to the Company and its stockholders.
As a result, the Board believes that the Amendment further demonstrates Cantel’s strong commitment to progressive governance practices, including annual elections with majority voting for directors, regularly scheduled executive sessions of our outside directors, no poison pill, a clawback policy, limits on the number of public company boards on which a director may serve, and stock ownership requirements applicable to directors and executives.
The text of the Amendment is attached as Appendix A to this proxy statement. If this proposal is approved by our stockholders, the Amendment will take immediate effect.

The Board unanimously recommends a vote “FOR” the approval of the Amendment.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP has audited our financial statements for over twenty-five years. In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for fiscal year 2017, we retained Ernst & Young LLP to provide audit related services in the fiscal year 2017. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

Auditor Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q (Audit Fees) for fiscal year 2017 and 2016, and fees billed for audit related services rendered by Ernst & Young LLP.

	2017	2016
Audit Fees(1)	$2,075,355	$2,049,184
Audit Related Fees(2)(3)	22,000	22,500
Tax Fees(4)	—	44,590
Other(3)(5)	1,995	2,695
Total	$2,099,350	$2,118,969
__________________________

(1)
Audit fees for fiscal year 2017 and 2016 related to (i) the audits of the annual consolidated financial statements, (ii) reviews of the quarterly financial statements, and (iii) the audits of the effectiveness of our internal control over financial reporting.

(2)	Audit related fees for fiscal year 2017 and 2016 consisted of fees to assist us in the audit of a 401(k) savings and retirement plan.

(3)	The Audit Committee has determined that the provision of all non-audit services performed for us by Ernst & Young LLP is compatible with maintaining that firm's independence.

(4)	Tax fees consisted primarily of services related to international tax compliance in fiscal year 2017 and 2016.

(5)	Other fees for fiscal 2017 and 2016 were for access to Ernst & Young LLP’s accounting research database.

The Audit Committee has a written preapproval policy with respect to certain services to be provided by our independent registered public accounting firm. However, as a matter of practice, prior to engaging in any services outside of the normal audit services, we obtain the prior approval of the Audit Committee even if not technically required under the terms of the policy. In fiscal years 2017 and 2016, all of the audit fees, audit-related fees, and other fees were approved in accordance with the preapproval policy.

Change in auditors

On May 31, 2017, the Audit Committee approved the dismissal of Ernst & Young LLP as our independent registered public accounting firm and the engagement of Deloitte & Touche LLP as our independent registered public accounting firm effective upon completion of Ernst & Young LLP’s audit of our company’s financial statements for fiscal year 2017.

The audit reports of Ernst & Young LLP on our consolidated financial statements as of and for the years ended July 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of July 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2017 and 2016, there were no (a) disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports; or (b) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Board recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

MISCELLANEOUS

Annual Report to Stockholders

Cantel’s 2017 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

UPON THE WRITTEN REQUEST OF A RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE MEETING, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED JULY 31, 2017, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE. REQUESTS SHOULD BE MAILED TO MS. WENDY HAGEN, CANTEL MEDICAL CORP., 150 CLOVE ROAD, LITTLE FALLS, NJ 07424. OUR ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH OUR WEBSITE AT WWW.CANTELMEDICAL.COM.

Proposals of Stockholders; Stockholder Business

The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is August 1, 2018. Under our By-laws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders without inclusion in our proxy materials. These procedures provide that stockholders wishing to submit proposals or director nominations at the 2018 Annual Meeting of Stockholders that are not to be included in such proxy materials must do so by no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of this meeting (no earlier than October 5, 2018 and no later than November 5, 2018, as currently scheduled); provided, however, that in the event that the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Exchange Act and our By-laws.

Your vote is important. We urge you to vote by mail, by telephone, or on the Internet without delay.

Eric W. Nodiff
Corporate Secretary
Dated: November 28, 2017

Appendix A

ARTICLE XI.  FORUM FOR ADJUDICATION OF DISPUTES

Sec. 1.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware Law, or (4) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section XI.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E34235-P99396

CANTEL MEDICAL CORP.
Annual Meeting of Stockholders
January 3, 2018 9:30 a.m.
This proxy is solicited by the Board of Directors

I appoint Charles M. Diker and Eric W. Nodiff, or either of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of CANTEL MEDICAL CORP. that I am entitled to vote at the Annual Meeting of Stockholders to be held on January 3, 2018 at 9:30 a.m. at Loews Regency New York Hotel, 540 Park Avenue, New York, New York, and any adjournment of the meeting on all matters coming before said meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all nominees listed under Item 1, "FOR" Item 2, "1 YEAR" on Item 3 and "FOR" Item 4 and Item 5. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Continued and to be signed on reverse side

CANTEL MEDICAL CORP.
150 CLOVE ROAD
9TH FLOOR
LITTLE FALLS, NJ 07424

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E34234-P99396 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CANTEL MEDICAL CORP.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Charles M. Diker	☐	☐	☐
1b. Alan R. Batkin	☐	☐	☐
1c. Ann E. Berman	☐	☐	☐
1d. Mark N. Diker	☐	☐	☐
1e. Anthony B. Evnin	☐	☐	☐
1f. Laura L. Forese	☐	☐	☐
1g. George L. Fotiades	☐	☐	☐
1h. Jorgen B. Hansen	☐	☐	☐
1i. Ronnie Myers	☐	☐	☐
1j. Peter Pronovost	☐	☐	☐

	For	**Against**	**Abstain**
2. Advisory vote to approve Named Executive Officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of future advisory votes on the compensation of the Company's Named Executive Officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date